Exhibit (a)(1)(A)

NEWCASTLE INVESTMENT CORP.

OFFER TO EXCHANGE

SHARES OF COMMON STOCK AND CASH

FOR

SHARES OF

9.75% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

8.05% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

AND

8.375% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

	CUSIP No.	Maximum Shares	Shares of Common Stock	Cash Purchase Price	Accumulated and Unpaid Dividends(1)	Total Cash Payment
Series B Preferred Stock (NCT.PRB)	65105M 20 7	1,725,000	2.5 shares	$4.40	$3.42	$7.82

Series C Preferred Stock (NCT.PRC)	65105M 30 6	1,104,000	2.5 shares	$4.40	$2.82	$7.22

Series D Preferred Stock (NCT.PRD)	65105M 40 5	1,380,000	2.5 shares	$4.40	$2.94	$7.34

(1)

The amount of accumulated and unpaid dividends assume an Exchange Offer payment date of March 25, 2010. If the expiration date, and therefore the Exchange Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT MIDNIGHT, NEW YORK CITY TIME, ON MARCH 22, 2010

WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME

Newcastle Investment Corp. (the “Company,” “our,” “we” or “us”) is offering to acquire, upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related letters of transmittal (the “Exchange Offer”) (i) up to 1,725,000 shares of our outstanding 9.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), (ii) up to 1,104,000 shares of our outstanding 8.05% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), and (iii) up to 1,380,000 shares of our outstanding 8.375% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock,” and, together with Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”).

For each share of Preferred Stock acquired, we will issue a number of shares of our common stock, par value $0.01 per share (our “Common Stock”), and will make a cash payment, in the respective amounts set forth in the table above.

If, at the expiration of the Exchange Offer, more than 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock or 1,380,000 shares of Series D Preferred Stock, respectively, have been validly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will acquire 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock or 1,380,000 shares of Series D Preferred Stock, as the case may be, on a pro rata basis from all tendering holders of such series, disregarding fractions, according to the number of shares of such series tendered by each holder.

If the Exchange Offer is successfully completed, accumulated and unpaid dividends through the Exchange Offer payment date will be paid with respect to all shares of Preferred Stock. Our Board of Directors (the “Board”) has established March 12, 2010 as the record date for holders entitled to receive such dividend.

We currently anticipate the Exchange Offer payment date will occur on March 25, 2010, although the date is subject to change as described below. The accumulated and unpaid dividends as of March 25, 2010 will be $3.42 per share of Series B Preferred Stock, $2.82 per share of Series C Preferred Stock and $2.94 per share of Series D Preferred Stock. In addition, prior to our acceptance of shares in the Exchange Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Exchange Offer payment date through April 30, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Exchange Offer and as of a record date after the date on which the Exchange Offer is completed.

This Offer to Exchange is first being mailed to holders of the Preferred Stock on or around February 22, 2010.

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.

The date of this Offer to Exchange is February 22, 2010

The Exchange Offer will expire at midnight, New York City Time, on March 22, 2010, unless extended or terminated by us. The term “expiration date” means midnight, New York City Time, on March 22, 2010, unless we extend the period of time for which the Exchange Offer is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer, as so extended, expires.

On February 17, 2010, the last sales price quoted on the New York Stock Exchange was $9.25 per share for the Series B Preferred Stock, $8.94 per share for the Series C Preferred Stock and $8.86 per share for the Series D Preferred Stock. Our Common Stock is also listed on the New York Stock Exchange under the symbol “NCT.” On February 17, 2010, the last sales price quoted on the New York Stock Exchange for the Common Stock was $2.30 per share. We will submit a supplemental listing application to the New York Stock Exchange requesting that the Common Stock to be issued in the Exchange Offer be approved for listing.

See “Risk Factors” beginning on page 14 for a discussion of issues that you should consider with respect to the Exchange Offer.

We are making the Exchange Offer only to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Preferred Stock. Our officers, directors and employees may solicit tenders from holders of our Preferred Stock and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

The Exchange Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Exchange is truthful or complete. None of the SEC, any state securities commission or any similar commission or governmental agency of any foreign jurisdiction has passed upon the merits or fairness of the Exchange Offer, or passed upon the adequacy or accuracy of the disclosure contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

OUR OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT LEAST 1,830,000 SHARES OF PREFERRED STOCK IN THE AGGREGATE FOR ALL THREE SERIES. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER.”

SUMMARY TERM SHEET

This Offer to Exchange and the related letters of transmittal included with this Offer to Exchange, and our annual report on Form 10-K for the year ended December 31, 2009 (our “Annual Report”) and the descriptions of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock incorporated by reference in this Offer to Exchange each contain important information that should be read carefully before any decision is made with respect to the Exchange Offer. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange and the related letters of transmittal.

The Company	Newcastle Investment Corp.

The Preferred Stock Subject to the Exchange Offer	All outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

As of February 18, 2010, there were outstanding 2,500,000 shares of Series B Preferred Stock, 1,600,000 shares of Series C Preferred Stock and 2,000,000 shares of Series D Preferred Stock, each of which has a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends on such share.

The Exchange Offer	We are offering to acquire up to 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock, and 1,380,000 shares of Series D Preferred Stock.

If, at the expiration of the Exchange Offer, more than 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock or 1,380,000 shares of Series D Preferred Stock, respectively, have been validly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will acquire 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock or 1,380,000 shares of Series D Preferred Stock, as the case may be, on a pro rata basis from all tendering holders of such series, disregarding fractions, according to the number of shares of such series tendered by each holder.

See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Offer Payment	In the Exchange Offer for each tendered share accepted for exchange by us, the holder will receive:

•	2.5 shares of Common Stock and $7.82 in cash per share of Series B Preferred Stock (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $3.42);

•	2.5 shares of Common Stock and $7.22 in cash per share of Series C Preferred Stock (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $2.82); and

•	2.5 shares of Common Stock and $7.34 in cash per share of Series D Preferred Stock (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $2.94).

The accumulated and unpaid dividend amounts for each series assume an Exchange Offer payment date of March 25, 2010. If the expiration date, and therefore the Exchange Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

The shares of Common Stock offered to holders of Preferred Stock will constitute approximately 19.9% of our outstanding Common Stock on a fully diluted basis, assuming the maximum number of shares of Preferred Stock are accepted in the Exchange Offer. Because the number of shares of Common Stock for tendered shares of each series of Preferred Stock is fixed, the value of the consideration that you receive upon consummation of the Exchange Offer could be less than at the time you tender your shares of Preferred Stock due to the fluctuation of the market price of the Common Stock (which market price may be negatively affected by the potential issuance of Common Stock upon the successful completion of the Exchange Offer). Fractional shares will not be issued in the Exchange Offer. Instead, the number of shares of Common Stock you receive in the Exchange Offer will be rounded down to the nearest whole number, based on the aggregate number of shares of Preferred Stock you tender in the Exchange Offer.

Payment of Accumulated and Unpaid Dividends	If the Exchange Offer is successfully completed, we will pay accumulated and unpaid dividends through the Exchange Offer payment date to all holders of shares of Preferred Stock (whether the shares are tendered or not). We currently anticipate the Exchange Offer payment date will occur on March 25, 2010, although the date is subject to change as described below. The Board has established March 12, 2010 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. The accumulated and unpaid dividends as of March 25, 2010, will be $3.42 per share of Series B Preferred Stock, $2.82 per share of Series C Preferred Stock and $2.94 per share of Series D Preferred Stock.

In addition, prior to our acceptance of shares in the Exchange Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Exchange Offer payment date through April 30, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Exchange Offer and as of a record date after the date on which the Exchange Offer is completed.

Minimum Conditions to the Exchange Offer	The Exchange Offer is subject to certain conditions, including there being validly tendered and not withdrawn at least 1,830,000 shares of Preferred Stock in the aggregate for all three series.

See “The Exchange Offer—Conditions of the Exchange Offer.”

Additional Conditions to Completion of the Exchange Offer	The completion of the Exchange Offer is subject to the additional closing conditions described in “The Exchange Offer—Conditions of the Exchange Offer.”

Aggregate Consideration	Assuming the maximum number of shares of each series of Preferred Stock are validly tendered (and not withdrawn) and accepted by us, we will issue approximately 10.5 million shares of Common Stock and pay an aggregate of approximately $38.6 million in cash in exchange for the Preferred Stock (including estimated transaction expenses).

Expiration of the Exchange Offer	The Exchange Offer for each series of Preferred Stock will expire at midnight, New York City Time, on March 22, 2010, unless extended or earlier terminated with respect to any or all series of Preferred Stock.

How to Tender Your Shares	If you hold physical share certificates and are the record owner of your shares, you must deliver the certificates representing your shares of Preferred Stock, together with the appropriate completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Exchange Offer, no later than the time the Exchange Offer expires.

If your shares of Preferred Stock are held in street name (i.e., through a broker, dealer or other nominee), the shares of Preferred Stock can be tendered by your broker, dealer or other nominee through DTC upon your request.

See “The Exchange Offer—Procedure for Tendering.”

Withdrawal of Tendered Shares	You may withdraw previously tendered shares of Preferred Stock at any time before the expiration of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any shares of Preferred Stock that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

See “The Exchange Offer—Withdrawal of Tenders.”

Certain Federal Income Tax Considerations	See “Certain Federal Income Tax Considerations.”

Risk Factors	You should consider carefully all of the information set forth in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

Appraisal Rights	You do not have appraisal rights in connection with the Exchange Offer.

Information Agent	D.F. King & Co., Inc.

Depositary	American Stock Transfer & Trust Company, LLC.

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Exchange Offer may be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange or by telephone toll free at (800) 628-8536. Beneficial owners may also contact their broker, dealer or other nominee.

Any requests for additional copies of this Offer to Exchange and the letters of transmittal may be directed to the Information Agent.

You should read this entire Offer to Exchange and the applicable letters of transmittal carefully before deciding whether or not to tender your Preferred Stock. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

None of our officers, the employees of our manager, the Board, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Exchange Offer. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Preferred Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some questions regarding the Exchange Offer that you may have as a holder of the Preferred Stock and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the related letters of transmittal, our Annual Report and the descriptions of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock incorporated by reference in this Offer to Exchange. See “Where You Can Find More Information.” Additional important information is contained in the remainder of this Offer to Exchange.

Who is offering to buy my Preferred Stock?

Newcastle is offering to acquire up to 1,725,000 shares of its Series B Preferred Stock, 1,104,000 shares of its Series C Preferred Stock, and 1,380,000 shares of our Series D Preferred Stock. All shares of Preferred Stock that are validly tendered and accepted by the Company in the Exchange Offer will become authorized but unissued shares of the capital stock of Newcastle.

The address of the Company’s principal executive office is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, and its telephone number is (212) 798-6100.

What will I receive in the Exchange Offer if I tender my shares of Preferred Stock and they are accepted?

If the Exchange Offer is successfully completed, for each tendered share accepted by us, you will receive:

•	2.5 shares of Common Stock and $7.82 in cash per share of Series B Preferred (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $3.42);

•	2.5 shares of Common Stock and $7.22 in cash per share of Series C Preferred (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $2.82); and

•	2.5 shares of Common Stock and $7.34 in cash per share of Series D Preferred (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $2.94).

The accumulated and unpaid dividend amounts for each series assume an Exchange Offer payment date of March 25, 2010. If the expiration date, and therefore the Exchange Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

The shares of Common Stock offered to holders of Preferred Stock will constitute approximately 19.9% of our outstanding Common Stock on a fully diluted basis, assuming the maximum number of shares of Preferred Stock are accepted in the Exchange Offer. Because the number of shares of Common Stock to be issued in exchange for tendered shares of each series of Preferred Stock is fixed, the value of the consideration that you receive upon consummation of the Exchange Offer could be less than at the time you tender your shares of Preferred Stock due to the fluctuation of the market price of the Common Stock (which market price may be negatively affected by the potential issuance of Common Stock upon the successful completion of the Exchange Offer). Fractional shares will not be issued in the Exchange Offer. Instead, the number of shares of Common Stock you receive in the Exchange Offer will be rounded down to the nearest whole number, based on the aggregate number of shares of Preferred Stock you tender in the Exchange Offer.

What will I receive if I do not tender my shares of Preferred Stock and the Exchange Offer is successfully completed?

If the Exchange Offer is successfully completed but you do not tender your shares of Preferred Stock, you will receive accumulated and unpaid dividends through the Exchange Offer payment date. Our Board has established March 12, 2010 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. The accumulated and unpaid dividends as of March 25, 2010 will be $3.42 per share of Series B Preferred Stock, $2.82 per share of Series C Preferred Stock and $2.94 per share of Series D Preferred Stock.

In addition, prior to our acceptance of shares in the Exchange Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Exchange Offer payment date through April 30, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Exchange Offer and as of a record date after the date on which the Exchange Offer is completed.

If the Exchange Offer is successfully completed, will I receive accumulated and unpaid dividends in the future if I do not tender my shares of Preferred Stock?

If the Exchange Offer is successfully completed, we will pay the amounts described above under the question “What will I receive if I do not tender my shares of Preferred Stock and the Exchange Offer is successfully completed.” Upon making such payments, as of April 30, 2010, there will be no accumulated and unpaid dividends in respect of the Preferred Stock that remain outstanding after the successful completion of the Exchange Offer.

After April 30, 2010, our Board will review each fiscal quarter whether to authorize the payment of accumulated and unpaid dividends in respect of the Preferred Stock. However, we have no present intention to pay any dividends that accumulate on the Preferred Stock after April 30, 2010.

Will I receive accumulated and unpaid dividends if the Exchange Offer is NOT successfully completed?

We have no present intention to pay the accumulated and unpaid dividends on the Preferred Stock if the Exchange Offer is not successfully completed.

What is the purpose of the Exchange Offer?

The continued challenging global credit and liquidity conditions have demonstrated that the Company must maintain sufficient liquidity to grow our business. The Company is conducting the Exchange Offer because it believes a significant reduction of the outstanding Preferred Stock will improve the Company’s ability to manage the current challenging market conditions by reducing the Company’s future cash requirements.

Since mid-2007, significantly challenging market conditions have adversely affected—and continue to adversely affect—both the Company and the market in which we operate.

As we have noted previously in our public filings, market conditions during the last two years have been tremendously challenging. Beginning in 2007, increased default rates in the subprime mortgage market played a role in causing credit spreads to widen, reducing availability of credit on favorable terms, increasing the frequency and amount of margin calls, reducing liquidity and price transparency of real estate related assets, making it difficult to obtain accurate mark-to-market valuations, and creating a negative perception of the state of the real estate markets and of real estate investment trusts, or REITs, generally. These conditions worsened during 2008 and intensified meaningfully in the fourth quarter of 2008, resulting in extraordinarily challenging market conditions. Despite signs of moderate improvement, market conditions during 2009 and the beginning of 2010 have remained significantly challenging, could change rapidly, and we do not know if or when market conditions will be fully restored to the conditions we experienced prior to the onset of this crisis.

These extraordinarily difficult market conditions have adversely affected the Company’s business, liquidity, financial condition and results of operations in a number of ways, including, but not limited to:

•	the amount, type and attractiveness of financing available to us have decreased significantly;

•	we experienced increased margin calls and other financing costs and were required to repay debt at its maturity at a time of depressed collateral value, which greatly reduced our liquidity;

•	reduced cash flows from our collateralized debt obligations (“CDOs”) and other assets have further reduced our liquidity;

•	liquidity needs and a lack of attractive available financing have prompted us to sell assets below what we believed to be their value;

•	the current market value of our existing portfolio has decreased, which has further limited our ability to access capital; and

•	expectations regarding future cash flows have decreased, both as a result of expected asset performance and as a result of actual or potential ratings downgrades.

These factors greatly reduced our earnings, cash flow and liquidity. While our liquidity has improved during 2009 and the beginning of 2010, and we continue to try to maximize the amount of cash flows that we generate from our CDOs and other assets, we expect that our future cash flows from operations will be significantly reduced relative to previous years. The cash flows that we generate from our CDOs in future periods may be reduced as a result of our likely being unable to repurchase and cancel our CDO notes in the future. In prior periods, we were able to repurchase notes issued by the CDOs and subsequently cancel those notes in accordance with the terms of the relevant governing documentation. These cancellations assisted the applicable CDO in satisfying its overcollateralization test as of the next testing date and thereby enabled the cash flow from that CDO to be distributed to the junior classes of securities (including those held by Newcastle). The trustee of all of our CDOs recently informed us that, if we wish to cancel CDO debt in the future, we will be required to obtain the approval of the noteholders of the applicable CDO. If we are unable to obtain the requisite noteholder consent, we will be unable to use CDO debt cancellations as a tool to help CDOs satisfy their overcollateralization tests and thereby maintain the flow of cash from that CDO to Newcastle. As a result, holders of our Common Stock and Preferred Stock should not expect that we will be able to repurchase and cancel any of our CDO obligations in the future.

As a result of the challenging market conditions and their impact on the Company, we have been keenly focused on maintaining liquidity. This focus contributed to our decision not to pay dividends on the Preferred Stock for the January 31, April 30, July 31 and October 31, 2009 and January 31, 2010 dividend payment dates. As of January 31, 2010, the accumulated and unpaid dividends on the Preferred Stock were approximately $16.9 million in aggregate. Moreover, we have not declared a dividend on the Common Stock since September of 2008.

We believe that we must align the costs of our operations with our cash flows in order to maintain sufficient liquidity to grow our business. Because we expect the Company’s cash flows in the near-to-medium term to be lower than in previous years (and could decrease significantly in the future as a result of decreased cash flows from our CDOs or other factors), it is important for us to reduce the Company’s future cash requirements. Successful completion of the Exchange Offer will reduce the amount of dividends payable in the future. While the successful completion of the Exchange Offer will initially reduce the amount of our available unrestricted cash, we believe a significant reduction of the outstanding Preferred Stock will benefit the Company over time by reducing the amount of cash dividend payments that the Company will be obligated to make in the future.

In addition, we are party to a management agreement with FIG LLC, an affiliate of Fortress Investment Group LLC, pursuant to which FIG LLC, our manager, provides for the day-to-day management of our operations. We pay FIG LLC an annual management fee equal to 1.5% of our gross equity (as defined in our governing documents). Reducing the number of outstanding shares of Preferred Stock will reduce our gross equity and, therefore, will also reduce the annual management fee that we are required to pay to our manager.

Assuming the maximum number of shares of each series of Preferred Stock are validly tendered (and not withdrawn) and accepted by us, we will issue approximately 10.5 million shares of Common Stock and pay an aggregate of approximately $38.6 million in cash pursuant to the Exchange Offer (including estimated transaction expenses).

We may delay completing exchanges under the Exchange Offer or terminate the Exchange Offer entirely, and delay or refrain from paying any of the accumulated and unpaid dividends on the Preferred Stock, if at the time of such exchange or payment, the Company is not eligible to pay such distributions under Maryland law.

When and how will I be paid for my tendered shares of Preferred Stock?

If all terms and conditions for completion of the Exchange Offer are satisfied or waived, we will pay for all validly tendered and not withdrawn shares of Preferred Stock, up to the maximum number for each series of Preferred Stock, promptly after the expiration date of the Exchange Offer. We refer to the date on which such payment is made as the “payment date.” The payment date will be within three (3) business days after the expiration date. We currently anticipate the Exchange Offer payment date will occur on March 25, 2010, although the date is subject to change as described in this Offer to Exchange. We reserve the right to delay payment for the Preferred Stock pending anticipated receipt of any applicable governmental or regulatory approvals.

We will pay for your shares of Preferred Stock that are validly tendered, not withdrawn, and accepted by us by delivering the shares of Common Stock and aggregate cash consideration to the Depositary, which will act as your agent for purposes of receiving the shares of Common Stock and cash consideration from us and transmitting such Common Stock and cash to you. In all cases, payment for tendered shares of Preferred Stock will be made only after timely receipt by the Depositary of your certificates for such shares, or in the case of stockholders who own shares in book-entry form, an indication in the appropriate letter of transmittal that such stockholder is tendering its shares, plus a properly completed and duly executed letter of transmittal and any other required documents for such shares. See “The Exchange Offer—Tender of Preferred Stock; Acceptance of Shares.”

What is the maximum number of shares of each series of Preferred Stock that the Company will acquire if validly tendered in the Exchange Offer?

We are offering to acquire up to 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock and 1,380,000 shares of Series D Preferred Stock. Assuming the maximum number of shares of each series of Preferred Stock are validly tendered (and not withdrawn) and accepted by us, there will be 775,000 shares of Series B Preferred Stock, 496,000 shares of Series C Preferred Stock and 620,000 shares of Series D Preferred Stock outstanding following the successful completion of the Exchange Offer.

What happens if more than the maximum number of shares for a series of Preferred Stock is validly tendered in the Exchange Offer?

We may not acquire all of the shares of Preferred Stock that are validly tendered in the Exchange Offer. If more than the maximum number of shares for a series of Preferred Stock are validly tendered, we will acquire shares from all holders who validly tender shares of that series on a pro rata basis disregarding fractions. We will announce the proration percentage for each series of Preferred Stock, if proration is necessary, on the business day succeeding the expiration date.

If you validly tendered shares that are not accepted because of proration, we will return certificates for such shares of Preferred Stock tendered (or, in the case of shares of Preferred Stock tendered in uncertificated form, those shares of Preferred Stock will be credited back to an appropriate account) promptly following the termination of the Exchange Offer without expense to you.

What are the conditions to the consummation of the Exchange Offer?

The Exchange Offer is subject to certain conditions, including there being validly tendered and not withdrawn at least 1,830,000 shares of Preferred Stock in the aggregate for all three series.

In addition, we are not obligated to accept or pay for, and may delay the acceptance of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, in any event subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date of this Offer to Exchange and prior to the expiration date, any of the following conditions shall exist:

1.	there is any litigation regarding the Exchange Offer:

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or our acceptance of tendered shares of Preferred Stock; or

•	which could have a material adverse effect on us;

2.	any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer or consummation of the Exchange Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under Maryland law;

3.	any law, rule, regulation or governmental order becomes applicable to us or the transactions contemplated by the Exchange Offer that would result, directly or indirectly, in the consequences described under condition 1 above; or

4.	the payment of the purchase price for all shares that would be accepted for payment in the Exchange Offer or payment of the accumulated and unpaid dividends through the Exchange Offer payment date would not be permitted under Maryland law.

Under Maryland law and our charter, no distribution may be made if, after giving effect to the distribution: (a) the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of the corporation’s total liabilities. Effective October 1, 2009, the distribution tests were amended by adding a new subsection which permits a distribution even if the corporation’s total assets are less than the amount necessary to satisfy the balance sheet solvency test set forth in (b) above if the distribution is made from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A company utilizing the amended balance sheet solvency test is still required to satisfy the equity solvency test set forth in (a) above.

We will, in our reasonable judgment, determine whether each condition to the Exchange Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Exchange Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Exchange Offer will expire and we will not accept the shares of Preferred Stock that have been validly tendered.

See “The Exchange Offer—Conditions of the Exchange Offer” and “The Exchange Offer—Extension, Termination and Amendment.”

If the Exchange Offer is NOT successfully completed, what will be the consequences to the stockholders and the Company?

If the Exchange Offer is not successfully completed, the consequences to the stockholders and the Company will include:

•

Given our current financial condition, if the Exchange Offer is not successfully completed, we do not know if we will pay future dividends on either the Preferred Stock or the Common Stock, including accumulated and unpaid dividends on the Preferred Stock. We may face obstacles in implementing strategic initiatives to grow our Company for the benefit of our stockholders, and we may be required to change our current plan of operations, which change we cannot predict at this time.

•

The Company’s business, results of operations, financial condition, and ability to obtain financing will continue to be negatively affected by the number of shares of the Preferred Stock in a variety of ways.

For example, if we pay dividends on the Preferred Stock, we will reduce our cash flow from operations and, therefore, reduce our cash available to make investments for the benefit of our stockholders. Furthermore, the Preferred Stock, and related accumulated dividends, limits our ability to access the equity markets in order to increase our capital and liquidity as many other REITs have done, and are continuing to do, in the current market.

•

Our ability to make distributions to holders of Common Stock will remain limited. Unless full cumulative dividends are paid on the Preferred Stock, no dividends (other than in shares of Common Stock) or distributions can be paid on shares of Common Stock nor can any shares of Preferred Stock be redeemed, purchased or otherwise acquired.

•

If we do not pay dividends on the Preferred Stock for six or more quarterly periods (whether or not consecutive), the holders of the Preferred Stock will be entitled to elect two directors to our Board. Our failure to make dividend payments for the January 31, April 30, July 31 and October 31, 2009 and January 31, 2010 dividend payment dates counts as five quarterly periods of non-payment towards the potential triggering of this right. Thus, if we do not make a dividend payment on the Preferred Stock by April 30, 2010, the holders of the Preferred Stock will then be entitled to elect two directors to our Board. We cannot predict whether the holders of the Preferred Stock would take such action or, if taken, what impact the two new directors on our Board would have on our Company (other than increasing our director compensation costs).

•

The price of the Common Stock and Preferred Stock may decline, which could result in both the Common Stock and each series of the Preferred Stock being delisted from the New York Stock Exchange (the “NYSE”). As we have previously disclosed, prior to September 4, 2009, Newcastle was not in compliance with one of the NYSE’s continued listing standards, which requires that the average closing price of the Common Stock equal at least $1.00 per share over a 30 consecutive trading-day period. Although the Company is currently in compliance with this requirement, if the price of its Common Stock falls below $1.00 over an extended period, the NYSE will likely delist both the Common Stock and the Preferred Stock. If delisting occurs, then shares of the Common Stock and the Preferred Stock will likely trade on a less active trading platform, which would almost certainly decrease the trading volume of the Common Stock and the Preferred Stock, making it more difficult to sell shares and potentially further reducing the price of the Common Stock and the Preferred Stock.

It is important to note that the Company cannot predict every potential consequence to the stockholders of the Company if the Exchange Offer is not successfully completed. There may be additional consequences beyond those listed above, and such consequences could materially impact the Company.

When will the Exchange Offer expire?

The Exchange Offer for each series of Preferred Stock is currently scheduled to expire at midnight, New York City Time, on March 22, 2010. We may, however, extend the Exchange Offer with respect to any or all series of Preferred Stock from time to time in our discretion until all the conditions to the Exchange Offer have been satisfied or waived. We will also extend the expiration date of the Exchange Offer if required by applicable law or regulation.

See “The Exchange Offer—Extension, Termination and Amendment.”

Under what circumstances may the Exchange Offer be terminated, and what happens to my tendered shares if that occurs?

The Exchange Offer may be terminated if the conditions to the Exchange Offer discussed in this Offer to Exchange are not satisfied or (where within the Company’s discretion) waived, including, but not limited to, if the Company does not satisfy the distribution requirements under Maryland law at the requisite time to complete the Exchange Offer.

If the Exchange Offer is terminated and you previously have tendered shares, we will return certificates for such shares of Preferred Stock tendered (or, in the case of shares of Preferred Stock tendered in uncertificated form, those shares of Preferred Stock will be credited back to an appropriate account) promptly following the termination of the Exchange Offer without expense to you.

See “The Exchange Offer—Tender of Preferred Stock; Acceptance of Shares.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly notify The Depository Trust Company, which we refer to as “DTC,” and make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

See “The Exchange Offer—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Exchange Offer?

You will not pay any fees to the Company, the Information Agent or the Depositary to participate in the Exchange Offer. If you hold your shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the shares on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Expenses.”

May I tender only a portion of the shares of Preferred Stock that I hold?

Yes. You may choose to tender any or all of your shares of any series of Preferred Stock.

How do I tender my shares of Preferred Stock?

If you hold physical share certificates and are the record owner of your shares, you must deliver the certificates representing your shares of Preferred Stock, together with the appropriate completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Exchange Offer, no later than the time the Exchange Offer expires.

If your shares of Preferred Stock are held in street name (i.e., through a broker, dealer or other nominee), the shares of Preferred Stock can be tendered by your broker, dealer or other nominee through DTC upon your request. In order to tender shares validly in the Exchange Offer, you must execute and deliver the appropriate letter of transmittal or, if your shares of Preferred Stock are held in street name, request that your broker, dealer or nominee do so on your behalf.

See “The Exchange Offer—Procedure for Tendering.”

If I recently purchased shares of Preferred Stock, can I still tender my shares of Preferred Stock in the Exchange Offer?

Yes. If you have recently purchased shares of Preferred Stock, you may tender those shares in the Exchange Offer. In order to tender such shares of Preferred Stock, you must make sure that your transaction settles prior to the expiration date.

What must I do if I want to withdraw my shares of Preferred Stock from the Exchange Offer?

You may withdraw previously tendered shares of Preferred Stock at any time before the expiration of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any shares of

Preferred Stock that you tendered that are not accepted by us for exchange within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

If you have share certificates for your shares of Preferred Stock which are registered in your name, in order to withdraw your shares of Preferred Stock from the Exchange Offer, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration of the Exchange Offer or, if your shares of Preferred Stock have not been previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange.

If you hold your shares of Preferred Stock in street name (i.e., through a broker, dealer or other nominee) and you tendered your shares through DTC, a withdrawal of your shares of Preferred Stock will be effective if you and your nominee comply with the appropriate procedures of DTC’s Automated Exchange Offer Program prior to the expiration of the Exchange Offer or after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

See “The Exchange Offer—Withdrawal of Tenders.”

Are you making a recommendation regarding whether I should tender in the Exchange Offer?

No. None of our officers, the employees of our manager, the Board, the Information Agent or the Depositary is making a recommendation to any holder of Preferred Stock as to whether the holder should tender shares in the Exchange Offer. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Preferred Stock, your liquidity needs, your investment objectives and any other factors you deem relevant. You should carefully read this entire Offer to Exchange, the applicable letters of transmittal, as well as our Annual Report, before deciding whether or not to tender your Preferred Stock. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

What are the tax consequences of the transaction to me?

The tax consequences of the Exchange Offer to you may vary depending on your particular facts and circumstances. See “Certain Federal Income Tax Consequences” for a discussion of the tax treatment of the payment of accumulated and unpaid dividends with respect to the Preferred Stock and our acquisition of Preferred Stock in the Exchange Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Exchange Offer.

Does the Company intend to remain a public company following the completion of the Exchange Offer?

Yes. We intend to remain a public company.

Will the Preferred Stock remain listed on the NYSE following the completion of the Exchange Offer?

If the Exchange Offer is completed, we expect that each series of Preferred Stock will continue to qualify for continued listing on the NYSE, and we intend to keep the Preferred Stock listed on the NYSE following completion of the Exchange Offer.

Will the Common Stock to be issued in the Exchange Offer be listed for trading?

We will submit a supplemental listing application to the NYSE requesting that the Common Stock to be issued in the Exchange Offer be approved for listing. Generally, the Common Stock you receive in the Exchange Offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. For more information, see “Certain Securities Laws Considerations.”

Whom do I call if I have any questions on how to tender my shares of Preferred Stock or any other questions relating to the Exchange Offer?

Questions related to the terms of the Exchange Offer and requests for assistance, as well as for additional copies of this Offer to Exchange, the letters of transmittal or any other documents, may be directed to the Information Agent using the contact information set forth on the back cover of this Offer to Exchange or by telephone toll-free at (800) 628-8536.

Questions relating to the tender of physical share certificates should be directed to the Depositary.

Where can I find more information about Newcastle Investment Corp.?

For more information, see our Annual Report and “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Offer to Exchange, including those described below, and the risk factors set forth in Item 1A to our Annual Report describing the risks of investment in our securities, before you decide whether to tender your shares of Preferred Stock.

Risks Related to the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Preferred Stock.

Neither we, our Board, the employees of our Manager, the Information Agent nor the Depositary are making a recommendation as to whether holders of Preferred Stock should tender their shares in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

The per share consideration offered in the Exchange Offer is lower than the liquidation preference per share of the Preferred Stock.

The per share consideration being offered in the Exchange Offer is lower than the stated liquidation preference per share of the Preferred Stock. The Preferred Stock has a liquidation preference of $25.00 per share plus any accumulated and unpaid dividends on such share. In this Exchange Offer, in addition to the payment of accumulated and unpaid dividends, we are offering 2.5 shares of Common Stock and $4.40 in cash for each share of Series B Preferred Stock tendered, 2.5 shares of Common Stock and $4.40 in cash for each share of Series C Preferred Stock tendered and 2.5 shares of Common Stock and $4.40 in cash for each share of Series D Preferred Stock tendered.

The per share consideration offered in the Exchange Offer is not dependent on or related to the market prices of shares of the Preferred Stock, and could be lower than the sales prices of the Preferred Stock on the NYSE on, prior to or after the expiration date.

The per share consideration offered in the Exchange Offer is not dependent on or related to the market prices of shares of the Preferred Stock as quoted on the NYSE. As a result, the market prices of shares of the Preferred Stock may be higher or lower than the per share consideration offered at any time on, prior to or after the expiration date, and the per share consideration will not be subject to any adjustment related to the fluctuations in market prices of the shares of Preferred Stock. If we acquire your shares in the Exchange Offer, you may receive more or less consideration than you would have received if you had sold your shares of Preferred Stock in the open market or in an alternative transaction. In addition, because the number of shares of Common Stock included in the per share consideration is fixed, the value of the consideration that you receive upon consummation of the Exchange Offer could be less than the value at the time you tender your shares of Preferred Stock due to fluctuations in the market price of the Common Stock (which market price may be negatively affected by the potential issuance of Common Stock upon the successful completion of the Exchange Offer).

If the Exchange Offer is successful, and you do not tender your shares, or not all of the shares you tender are accepted because of proration, you will remain subject to the ownership restrictions in our charter.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year. Our charter, with certain exceptions, authorizes our Board to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board, no person may own more than 8% of the aggregate value of our outstanding capital stock, treating classes and series of our stock in the aggregate, or more than 25% of the outstanding shares of our Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. If you do not tender your Preferred Stock in the Exchange Offer, or not all of the shares you tender are accepted because of proration, and the Exchange Offer is completed, if you then own more than 8% of the aggregate value of our outstanding capital stock or more than 25% of the outstanding shares of any series of Preferred Stock, our Board may not grant an exemption to your ownership of such amounts of our capital stock. Shares that exceed the relevant ownership limits may be subject to transfer to a trust for the benefit of a charitable beneficiary (as defined in our charter).

If the Exchange Offer is successful, and you do not tender your shares, or not all of the shares you tender are accepted because of proration, the value of your Preferred Stock may decline.

Successful completion of the Exchange Offer will significantly reduce the number of outstanding shares of each series of Preferred Stock and the liquidity and, therefore, the market price of your shares of Preferred Stock may be adversely affected.

Federal and state statutes could allow courts, under specific circumstances, to require holders of Preferred Stock who receive payments from us pursuant to the Exchange Offer to return such payments.

Our creditors could challenge payments made by us pursuant to the Exchange Offer as fraudulent conveyances. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, a court could order you to return payments made by us (including any shares of Common Stock issued in the Exchange Offer) if the court determined that, at the time we made payments pursuant to the Exchange Offer, we:

•	made the payment with the intent to hinder, delay or defraud our existing or future creditors; or

•	received less than reasonably equivalent value or did not receive fair consideration for the payment made to acquire shares of Preferred Stock tendered in the Exchange Offer, and we:

•	were insolvent or were rendered insolvent at the time we made the payments;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts generally as they mature.

If the payments made by us pursuant to the Exchange Offer were deemed fraudulent transfers, a court could order you to return any payments you received from us pursuant to the Exchange Offer. In that event, you would have a claim against us for the amount returned, but it is unlikely that such claim would be paid in full.

Furthermore, if we were to become a debtor in a case under the United States Bankruptcy Code (the “Bankruptcy Code”) after completing the Exchange Offer, a bankruptcy court may find that any payment made by us pursuant to the Exchange Offer is subject to recovery as a preference. Generally, a preference is a payment made by a debtor on account of an antecedent debt during the 90-day pre-bankruptcy period (or one-year pre-bankruptcy period, for any holder who is an “insider” of the Company, as defined in the Bankruptcy Code), while the debtor is insolvent, that enables the recipient to receive more than it would if the debtor were liquidated under the Bankruptcy Code. If a court finds that any payment made by us pursuant to the Exchange Offer is a preference, it could order you to return the payments to us or to our bankruptcy trustee. In that event, you would have a claim against us for the amount returned, but it is unlikely that such claim would be paid in full.

Risks Related to a Failure to Successfully Complete the Exchange Offer

We may be unable to pay future dividends on either the Preferred Stock or the Common Stock.

Given our current financial condition, if the Exchange Offer is not successfully completed, our ability to pay future dividends on the Preferred Stock and the Common Stock will remain limited. Unless full cumulative dividends are paid on the Preferred Stock, no dividends (other than in shares of Common Stock) or distributions can be paid on shares of Common Stock nor can any shares of Preferred Stock be redeemed, purchased or otherwise acquired (except in certain limited circumstances). If the Exchange Offer is not successfully completed, we do not know if we will pay future dividends on either the Preferred Stock or the Common Stock, including accumulated and unpaid dividends on the Preferred Stock.

Our continued failure to pay dividends on the Preferred Stock could result in the addition of two directors to our Board.

If we do not pay dividends on the Preferred Stock for six or more quarterly periods (whether or not consecutive), the holders of the Preferred Stock will be entitled to elect two directors to our Board. Our failure to make dividend payments for the January 31, April 30, July 31 and October 31, 2009 and January 31, 2010 dividend payment dates counts as five quarterly periods of non-payment towards the potential triggering of this right. Thus, if we do not make a dividend payment on the Preferred Stock by April 30, 2010, the holders of the Preferred Stock will then be entitled to elect two directors to our Board. The addition of these directors would increase our compensation costs and could have other consequences that we cannot predict.

We may face obstacles in implementing strategic initiatives to grow our Company or we may be required to change our current plan of operations.

If the Exchange Offer is not successfully completed, the Company’s ability to obtain financing could continue to be negatively affected by the number of shares of Preferred Stock outstanding. If we continue to fail to pay accumulated dividends on the Preferred Stock, it will limit our ability to access the equity markets in order to increase our capital and liquidity as many other REITs have done, and are continuing to do, in the current market. If we were to use our existing cash flow to pay accumulated dividends on the Preferred Stock, we would have less cash available to make investments for the benefit of our stockholders.

Our Common Stock and Preferred Stock could be removed from listing on the NYSE.

If the Exchange Offer is not successfully completed, the trading prices of the Common Stock and the Preferred Stock may decline, which could result in both the Common Stock and each series of the Preferred Stock being delisted from the NYSE. As we have previously disclosed, prior to September 4, 2009, we were not in compliance with one of the NYSE’s continued listing standards, which requires that the average closing price of the Common Stock equal at least $1.00 per share over a 30 consecutive trading-day period. Although the Company is currently in compliance with this requirement, if the price of its Common Stock falls below $1.00 over an extended period, the NYSE will likely delist both the Common Stock and the Preferred Stock. If delisting occurs, then shares of the Common Stock and the Preferred Stock will likely trade on a less active trading platform, which would almost certainly decrease the trading volume of the Common Stock and the Preferred Stock, making it more difficult for you to sell shares and potentially further reducing the price of the Common Stock and the Preferred Stock.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offer to Exchange contains certain “forward-looking statements.” Such forward-looking statements relate to, among other things, the operating performance of our investments, the stability of our earnings, and our financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	reductions in cash flows received from our investments, particularly our CDOs;

•	our ability to take advantage of opportunities in additional asset classes at attractive risk-adjusted prices;

•	our ability to deploy capital accretively;

•	the risks that default and recovery rates on our loan portfolios exceed our underwriting estimates;

•	the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested;

•	the relative spreads between the yield on the assets we invest in and the cost of financing;

•	changes in economic conditions generally and the real estate and bond markets specifically;

•	adverse changes in the financing markets we access affecting our ability to finance our investments, or in a manner that maintains our historic net spreads;

•	changing risk assessments by lenders that potentially lead to not extending our financings in accordance with their current terms or entering into new financings with us;

•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;

•	the quality and size of the investment pipeline and the rate at which we can invest our cash, including cash inside our CDOs;

•

impairments in the value of the collateral underlying our investments and the relation of any such impairments to our judgments as to whether changes in the market value of our securities, loans or real estate are temporary or not and whether circumstances bearing on the value of such assets warrant changes in carrying values;

•	legislative/regulatory changes, including but not limited to, any modification of the terms of loans;

•	completion of pending investments;

•	the availability and cost of capital for future investments;

•	competition within the finance and real estate industries; and

•	other risks detailed from time to time in our SEC reports.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this document. We are under no duty to update any of the forward-looking statements after the date of this document to conform these statements to actual results.

SUMMARY FINANCIAL INFORMATION

The following tables show summary consolidated financial information of Newcastle as of and for the years ended December 31, 2009, 2008 and 2007. The following tables should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Summary Consolidated Financial Information

(in thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
Operating Data
Interest income	$361,866	$468,867	$680,535
Interest expense	218,410	307,303	476,932

Net interest income	$143,456	$161,564	$203,603

Impairment	548,540	2,991,830	220,321

Net interest income (loss) after impairment	(405,084)	(2,830,266)	(16,718)

Other income (loss)	227,399	(112,809)	(8,885)
Expenses	31,901	32,623	39,724

Income (loss) from continuing operations	(209,586)	(2,975,698)	(65,327)
Income (loss) from discontinued operations	(318)	(9,654)	(130)

Net income (loss)	(209,904)	(2,985,352)	(65,457)
Preferred dividends	(13,501)	(13,501)	(12,640)

Income (loss) applicable to common stockholders	(223,405)	(2,998,853)	(78,097)

Net income (loss) per share of common stock, diluted	$(4.23)	$(56.81)	$(1.52)

Income (loss) from continuing operations per share of common stock, after preferred dividends, diluted	$(4.22)	$(56.63)	$(1.52)

Weighted average number of shares of common stock, diluted	52,864	52,785	51,369

Dividends declared per share of common stock	$—	$0.750	$2.850

	As of December 31,
	2009	2008	2007
Balance Sheet Data
Real estate securities, available for sale	$1,830,795	$1,668,748	$4,835,884
Real estate related loans, net (1)	573,862	843,212	1,856,978
Residential mortgage loans, net (1)	383,647	409,632	634,605
Operating real estate (1)	9,966	11,866	34,399
Cash and cash equivalents	68,300	49,746	55,916
Total assets	3,514,628	3,473,623	8,037,770
Short-term borrowings	188,518	403,414	1,634,362
Long-term debt	4,751,686	5,111,785	5,757,332
Total liabilities	5,155,280	5,867,155	7,590,145
Common stockholders’ equity (deficit)	(1,793,152)	(2,546,032)	295,125
Preferred stock	152,500	152,500	152,500

Supplemental Balance Sheet Data
Common shares outstanding	52,913	52,789	52,779
Book value (deficit) per share of common stock	$(33.89)	$(48.23)	$5.59

(1)	Held-for-sale since December 31, 2008.

The following table sets forth our ratio of earnings to combined fixed charges and preferred dividends and our ratio of earnings to fixed charges for each of the periods indicated (unaudited):

	Year Ended December 31,
	2009(A)	2008(B)	2007(C)
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	0.04	(8.32)	0.84
Ratio of Earnings to Fixed Charges	0.04	(8.68)	0.86

(A)	The 2009 deficiencies in each ratio are $223.1 million and $209.6 million, respectively. The 2009 results included impairment charges. Excluding such charges, the ratios would have exceeded 1 to 1.

(B)	The 2008 deficiencies in each ratio are $2.99 billion and $2.98 billion, respectively. The 2008 results included impairment charges. Excluding such charges, the ratios would have approximately equaled 1 to 1.

(C)	The 2007 deficiencies in each ratio are $77.7 million and $65.1 million, respectively. The 2007 results included impairment charges. Excluding such charges, the ratios would have exceeded 1 to 1.

For purposes of calculating the above ratios, (i) earnings represent “Income (loss) from continuing operations,” excluding equity in earnings of unconsolidated subsidiaries, from our consolidated statements of operations, as adjusted for fixed charges and distributions from unconsolidated subsidiaries, and (ii) fixed charges represent “Interest expense” from our consolidated statements of operations. The ratios are based solely on historical financial information.

These ratios are affected by increasing interest rates. As a result of our match funded financing strategy, increasing interest rates are expected to generally result in an increase to interest expense without a material effect on net income, thereby negatively impacting these ratios.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to acquire up to 1,725,000 shares of our Series B Preferred Stock, 1,104,000 shares of our Series C Preferred Stock, and 1,380,000 shares of our Series D Preferred Stock. If the Exchange Offer is successfully completed, for each tendered share accepted by us, the holder will receive:

•	2.5 shares of Common Stock and $7.82 in cash per share of Series B Preferred (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $3.42);

•	2.5 shares of Common Stock and $7.22 in cash per share of Series C Preferred (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $2.82); and

•	2.5 shares of Common Stock and $7.34 in cash per share of Series D Preferred (which amount is comprised of (i) a purchase price of $4.40 and (ii) accumulated and unpaid dividends of $2.94).

The accumulated and unpaid dividend amounts for each series assume an Exchange Offer payment date of March 25, 2010. If the expiration date, and therefore the Exchange Offer payment date, is extended, the amount of accumulated and unpaid dividends for each series of Preferred Stock will be increased accordingly.

The shares of Common Stock offered to holders of Preferred Stock will constitute approximately 19.9% of our outstanding Common Stock on a fully diluted basis, assuming the maximum number of shares of Preferred Stock are accepted in the Exchange Offer. Because the number of shares of Common Stock to be issued in exchange for tendered shares is fixed, the value of the consideration that you receive upon consummation of the Exchange Offer could be less than at the time you tender your shares of Preferred Stock due to the fluctuation of the market price of the Common Stock (which market price may be negatively affected by the potential issuance of Common Stock upon the successful completion of the Exchange Offer). Fractional shares will not be issued in the Exchange Offer. Instead, the number of shares of Common Stock you receive in the Exchange Offer will be rounded down to the nearest whole number, based on the aggregate number of shares of Preferred Stock you tender in the Exchange Offer.

If the Exchange Offer is successfully completed, we will pay accumulated and unpaid dividends through the Exchange Offer payment date to all holders of shares of Preferred Stock (whether the shares are tendered or not). We currently anticipate the Exchange Offer payment date will occur on March 25, 2010, although the date is subject to change as described below. Our board has established March 12, 2010 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. The accumulated and unpaid dividends as of March 25, 2010 will be $3.42 per share of Series B Preferred Stock, $2.82 per share of Series C Preferred Stock and $2.94 per share of Series D Preferred Stock. In addition, prior to our acceptance of shares in the Exchange Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Exchange Offer payment date through April 30, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Exchange Offer and as of a record date after the date on which the Exchange Offer is completed.

We are making the Exchange Offer only to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Preferred Stock. Our officers, directors and employees may solicit tenders from holders of our Preferred Stock and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

D.F. King & Co., Inc. is acting as Information Agent and American Stock Transfer and Trust Company, LLC is acting as Depositary in connection with the Exchange Offer. The Information Agent may contact holders of Preferred Stock by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

In addition, we will request brokers, dealers and other nominees forward copies of this Offer to Exchange to the beneficial owners of shares of Preferred Stock, and will provide reimbursement for the cost of forwarding the material. We will not pay any fees or commissions to brokers, dealers, other nominees or other persons (other than as described above) for soliciting tenders of Preferred Stock in connection with the Exchange Offer. In addition, our officers and directors and the employees of our manager may solicit tenders from holders of our Preferred Stock and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Depositary or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders of, the Preferred Stock only in jurisdictions where the offers or tenders are permitted.

Owners holding certificated shares of Preferred Stock who tender their shares directly to the Depositary will not have to pay any fees or commissions. Holders who tender their shares of Preferred Stock through a broker, dealer or other nominee may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

The term “expiration date” means midnight, New York City Time, on March 22, 2010, unless we extend the period of time for which the Exchange Offer with respect to any series of Preferred Stock is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer with respect to such series of Preferred Stock, as so extended, expires.

If the Exchange Offer expires or terminates without any shares of Preferred Stock being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your shares of Preferred Stock.

The Board has authorized and approved the Exchange Offer. None of the Board, our officers, the employees of our manager, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Exchange Offer. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Preferred Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

Conditions of the Exchange Offer

The Exchange Offer is subject to certain conditions, including there being validly tendered and not withdrawn at least 1,830,000 shares of Preferred Stock in the aggregate for all three series.

In addition, we are not obligated to accept, purchase or pay for, and may delay the acceptance of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, in any event subject to Rule 14e-1(c) under the Exchange Act, if at any time on or after the date of this Offer to Exchange and prior to the expiration of the Exchange Offer, any of the following conditions shall exist:

1.	there is any litigation regarding the Exchange Offer (i) challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or the acceptance of Preferred Stock; or (ii) which could have a material adverse effect on us;

2.	any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer or consummation of the Exchange Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under Maryland law;

3.	any law, rule or regulation or governmental order becomes applicable to us or the transactions contemplated by the Exchange Offer that results, directly or indirectly, in any of the consequences described within paragraph (1) above; or

4.	the payment of the aggregate consideration for all shares that would be accepted for payment in the Exchange Offer or payment of the accumulated and unpaid dividends through the Exchange Offer payment date would not be permitted under Maryland law.

Under Maryland law and our charter, no distribution may be made if, after giving effect to the distribution: (a) the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of the corporation’s total liabilities. Effective October 1, 2009, the distribution tests were amended by adding a new subsection which permits a distribution even if the corporation’s total assets are less than the amount necessary to satisfy the balance sheet solvency test set forth in (b) above if the distribution is made from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A company utilizing the amended balance sheet solvency test is still required to satisfy the equity solvency test set forth in (a) above.

We will, in our reasonable judgment, determine whether each condition to the Exchange Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Exchange Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Exchange Offer will expire and we will not accept the shares of Preferred Stock that have been validly tendered.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer with respect to each series of Preferred Stock is open, in our sole discretion. We will extend the expiration date of the Exchange Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Preferred Stock previously tendered and not validly withdrawn will remain subject to the Exchange Offer and subject to your right to withdraw your Preferred Stock in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Exchange Offer, including the conditions to the Exchange Offer;

•

delay our acceptance or our acquisition of any shares of Preferred Stock pursuant to the Exchange Offer or terminate the Exchange Offer and not accept or acquire any shares of Preferred Stock not previously accepted or acquired, upon the determination that any of the conditions of the Exchange Offer have not been satisfied, as determined by us; and

•	waive any condition.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date. If we amend the Exchange Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Exchange Offer as required by law if the Exchange Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Preferred Stock being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Preferred Stock, such modification will be applicable to all holders of the same series of Preferred Stock whose shares of Preferred Stock are accepted pursuant to the Exchange Offer and, if, at the time notice of any such modification is first published, sent or given to holders of Preferred Stock, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City Time.

Tender of Preferred Stock; Acceptance of Shares

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, shares of Preferred Stock validly tendered and not properly withdrawn promptly after the expiration date. The payment date will be within three (3) business days after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any shares of Preferred Stock in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or payment for, the shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the offer.

For purposes of the Exchange Offer, we will be deemed to have accepted (and thereby acquired) shares of Preferred Stock validly tendered, not properly withdrawn, and subject to proration if necessary, if and when we notify the Depositary of our acceptance of the tenders of shares pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, we will deliver shares of Common Stock and the cash consideration, from legally available funds, in exchange for shares of Preferred Stock to the Depositary, which will act as agent for tendering stockholders for the purpose of receiving the shares of Common Stock and the cash consideration from us and transmitting such stock and cash to such tendering stockholders whose shares have been accepted (by providing certificated shares of Common Stock with respect to Preferred Stock tendered in certificated form and through a book-entry transfer with respect to Preferred Stock tendered through book-entry transfer).

Under no circumstances will we pay interest on the purchase price for shares, regardless of any delay in making such payment or extension of the expiration date.

If, prior to the expiration date, we increase the consideration to be paid per share pursuant to this Exchange Offer, we will pay such increased consideration for all such shares acquired pursuant to the Exchange Offer, whether or not such shares were tendered prior to such increase in consideration.

In addition, if certain events occur, we may not be obligated to acquire shares pursuant to the Exchange Offer. See Section “The Exchange Offer—Conditions of the Exchange Offer.”

In all cases, delivery of the consideration for Preferred Stock accepted pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of (i) the share certificates or confirmation of a book-entry transfer of the Preferred Stock into the Depositary’s account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Exchange Offer—Procedure for Tendering”; (ii) the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of tender of shares held by a broker, dealer or other nominee, an Agent’s Message (as described in “—Procedure for Tendering—Book-Entry Transfer”) in lieu of the appropriate letter of transmittal; and (iii) any other documents required by the appropriate letter of transmittal.

If we do not accept any tendered shares of Preferred Stock pursuant to the terms and conditions of the Exchange Offer for any reason, we will return certificates for such shares of Preferred Stock without expense to the tendering stockholder (or, in the case of shares of Preferred Stock tendered through DTC, pursuant to the procedures set forth below under “The Exchange Offer—Procedure for Tendering,” those shares of Preferred Stock will be credited to an account maintained within DTC) promptly following expiration or termination of the Exchange Offer. All shares of Preferred Stock that are validly tendered and accepted by us in the Exchange Offer will become authorized but unissued shares.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the substitute Form W-9 included with the letter of transmittal or Form W-8BEN obtained from the Depositary may be subject to required backup withholding on the gross proceeds paid to that stockholder or other payee pursuant to our offer.

Fractional Shares

Fractional shares will not be issued in this offer. If, under the terms of the Exchange Offer, a tendering holder is entitled to received an amount of Common Stock that is not a whole number, we will round down to the nearest whole number. This rounded amount will be the number of shares of Common Stock such tendering holder will receive, and such tendering holder will not receive any cash in lieu of any fractional shares or other consideration otherwise issuable.

Procedure for Tendering

Valid Tenders of Preferred Stock. In order for a stockholder validly to tender shares of Preferred Stock pursuant to the Exchange Offer, the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (defined below) in lieu of the appropriate letter of transmittal) and any other documents required by the appropriate letter of transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Exchange and either (a) the share certificates evidencing tendered Preferred Stock must be received by the Depositary at this address or (b) the Preferred Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the expiration date. The holder may change its election prior to the expiration date of the Exchange Offer by submitting to the Depositary a properly completed and signed revised letter of transmittal.

Book-Entry Transfer. The Depositary will establish an account with respect to the Preferred Stock at DTC, the book-entry transfer facility, for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange. If a holder’s shares of Preferred Stock are held through a broker, dealer or other nominee, the holder should instruct its broker, dealer or other nominee to make the appropriate election on its behalf when they tender shares through DTC. The holder may change its election by causing a new Agent’s Message with revised election information to be transmitted through DTC. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Preferred Stock by causing DTC to transfer those shares of Preferred Stock into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of Preferred Stock may be effected through book-entry transfer at DTC, either the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Exchange prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering shares of Preferred Stock that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce this agreement against the participant.

If you own your shares through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the shares of Preferred Stock on your behalf, such institution may charge you a fee for doing so. You should consult your broker, dealer or nominee to determine whether any charges will apply. If you are the record owner of certificated shares of Preferred Stock and you tender your certificated shares directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. Transfer taxes on the acquisition of Preferred Stock pursuant to the Exchange Offer, if any, will be paid by us.

Signature Guarantees and Stock Powers. No signature guarantee is required on the letter of transmittal (i) if the letter of transmittal are signed by the registered holder(s) (which term, for purposes of this section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Preferred Stock) of the Preferred Stock tendered, unless the holder has completed the box entitled “Special Payment Instructions” on the appropriate letter of transmittal or (ii) if the shares of Preferred Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution. See the instructions to the letters of transmittal. If a share certificate is registered in the name of a person or persons other than the signer of the letter of transmittal, or if payment is to be made or delivered to a person or persons other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on the share certificate or stock powers guaranteed by an Eligible Institution as provided in the appropriate letter of transmittal. See the instructions to the letters of transmittal.

Notwithstanding any other provision of this Offer to Exchange, shares of Preferred Stock accepted pursuant to the Exchange Offer will in all cases be acquired only after timely receipt by the Depositary of (i) certificates evidencing the Preferred Stock or a Book-Entry Confirmation of a book-entry transfer of the Preferred Stock into the Depositary’s account at DTC pursuant to the procedures set forth in this section; (ii) the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal; and (iii) any other documents required by the appropriate letter of transmittal.

Effects of Tenders

By tendering your shares as set forth above, you irrevocably appoint the Depositary and its designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Preferred Stock tendered and accepted by us. Such appointment will be automatically revoked if we do not accept shares of Preferred Stock that you have tendered. All such proxies shall be considered coupled with an interest in the tendered shares of Preferred Stock and therefore shall not be revocable; provided that the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Preferred Stock is validly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Preferred Stock in the Exchange Offer, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of Preferred Stock in the Exchange Offer determined by us not to be in proper form or the acceptance or acquisition of which may, in our opinion, be unlawful.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the expiration date, in our sole discretion, any of the conditions to the Exchange Offer, including the absolute right to waive any defect or irregularity in the tender of any shares of Preferred Stock in the Exchange Offer. No tender of shares of Preferred Stock in the Exchange Offer will be deemed to have been made until all defects and irregularities in the tender of such shares in the Exchange Offer have been cured or waived. Neither we, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Preferred Stock in the Exchange Offer or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including the letters of transmittal and instructions thereto) will be final and binding.

Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender securities in a partial tender offer for their own account unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Preferred Stock in the Exchange Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Preferred Stock being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Preferred Stock complies with Rule 14e-4.

The tender of shares of Preferred Stock, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Exchange Offer.

Withdrawal of Tenders

You may validly withdraw shares of Preferred Stock that you tender at any time prior to the expiration date of the Exchange Offer, which is midnight, New York City Time, on March 22, 2010, unless we extend it. In addition, after the expiration of the Exchange Offer, you may withdraw any shares of Preferred Stock that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration date or, if your shares are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the beneficial owner of the shares of Preferred Stock to be withdrawn, including the name of the beneficial owner of the shares of Preferred Stock, the name of the person who tendered the shares of Preferred Stock, if different, and the number of shares of Preferred Stock to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you tendered Preferred Stock pursuant to the procedures for a book-entry transfer, a withdrawal of shares of Preferred Stock will only be effective if you comply with the appropriate DTC procedures prior to the expiration date of the Exchange Offer or, if your shares are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer.

If we extend the Exchange Offer, are delayed in our acceptance of the shares of Preferred Stock or are unable to accept shares of Preferred Stock pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Depositary may retain tendered shares of Preferred Stock, and those shares of Preferred Stock may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any shares of Preferred Stock withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no consideration will be given, unless the shares of Preferred Stock so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn shares of Preferred Stock may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

Neither we, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

Source and Amount of Funds

The Exchange Offer is not conditioned upon our receipt of financing. The total amount of funds required to acquire the maximum number of shares of each series of Preferred Stock is approximately $38.6 million (including estimated transaction expenses). If the Exchange Offer is successfully completed, we will pay accumulated and unpaid dividends through the Exchange Offer payment date to all holders of shares of Preferred Stock (whether the shares are tendered or not). We currently anticipate the Exchange Offer payment date will occur on March 25, 2010, although the date is subject to change as described below. Our board has established March 12, 2010 as the record date for determination of holders of the shares of Preferred Stock entitled to receive these dividends. In addition, prior to our acceptance of shares in the Exchange Offer, we will set aside a sum sufficient for payment of accumulated and unpaid dividends on the Preferred Stock for the period from the Exchange Offer payment date through April 30, 2010. We intend to authorize payment of the dividends described in the preceding sentence at a future date with respect to shares of Preferred Stock that remain outstanding after completion of the Exchange Offer and as of a record date after the date on which the Exchange Offer is completed. We will have sufficient cash and cash equivalents to pay the cash consideration, up to the maximum number of shares for each series of Preferred Stock, for all validly tendered (and not withdrawn) shares pursuant to the Exchange Offer and to pay or set aside the accumulated and unpaid dividends.

Liquidity

Following the completion of the Exchange Offer, the number of shares of each series of Preferred Stock that are publicly traded may be reduced. Therefore, holders who choose not to tender their shares of Preferred Stock will own a greater percentage interest in our outstanding Preferred Stock. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of shares of Preferred Stock without affecting the market price.

Shares of all three series of Preferred Stock are currently listed and traded on the NYSE.

Appraisal Rights

You do not have appraisal rights in connection with the Exchange Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of Preferred Stock. We intend to make all required filings under the Exchange Act.

Subsequent Repurchases of Shares of Preferred Stock or Common Stock

Whether or not the Exchange Offer is consummated, subject to applicable contractual restrictions, the terms of our charter (including the requirement to pay accumulated and unpaid dividends in respect of the Preferred Stock) and applicable law, we or our affiliates may from time to time acquire shares of Preferred Stock or Common Stock, other than pursuant to the Exchange Offer, through open market purchases, privately negotiated transactions, exchange offers, exercise of optional redemption rights, offers to purchase or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Exchange Offer and could be paid in cash or other consideration not provided for in this Exchange Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date of termination of the Exchange Offer, neither we nor any of our affiliates will make any purchases of Preferred Stock or Common Stock otherwise than pursuant to the Exchange Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Depositary

We have retained American Stock Transfer & Trust Company, LLC as Depositary. We will pay American Stock Transfer & Trust Company, LLC reasonable and customary compensation for its services in connection with the Exchange Offer and reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offer. The Information Agent will assist with the mailing of this Offer to Exchange and related materials to holders of Preferred Stock, respond to inquiries of and provide information to holders of shares of Preferred Stock in connection with the Exchange Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Exchange Offer, and requests for assistance or for additional copies of this Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $0.7 million in connection with the Exchange Offer. We also will pay brokerage houses and other brokers, dealers, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer, the letters of transmittal and related documents to the beneficial owners of shares and in handling or forwarding tenders of shares by their customers.

In connection with the Exchange Offer, our officers and directors and the employees of our manager may solicit tenders of shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These officers and directors and the employees of our manager will not be specifically compensated for these services.

No brokerage commissions will be payable by tendering holders of shares to us, the Information Agent or the Depositary. Stockholders who tender their shares through a broker, dealer or other nominee should contact such institution as to whether it charges any service fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Company is not aware of any of its directors or executive officers that own any Preferred Stock. Furthermore, neither we, nor any of our associates, subsidiaries nor, to our knowledge, any of our directors or executive officers, have effected any transactions in the Preferred Stock during the 60 days before the date of this Offer to Exchange. As of the date of this Offer to Exchange, an investment fund that is affiliated with our manager owns 72,000 shares, or approximately 2.9%, of the outstanding Series B Preferred Stock and 37,000 shares, or approximately 2.3%, of the outstanding Series C Preferred Stock. The Company does not know whether the investment fund affiliated with our manager intends to participate in the Exchange Offer. The investment manager of the fund has informed the Company that it has not made a decision as to whether it will participate in the offer, and we do not have any right to require such fund to inform us of its intentions with respect to the Exchange Offer.

Except for (i) outstanding options or other awards pursuant to our nonqualified stock option and incentive award plan to purchase shares of Common Stock granted to certain officers, directors, consultants and advisors, including our manager and its employees, as further described in Note 9 to our consolidated financial statements included in our Annual Report, (ii) outstanding notes, bank debt and related loan agreements, indentures and guaranty agreements, as further described in Notes 5, 8, 10 and 11 to our consolidated financial statements included in our Annual Report, (iii) the management agreement entered into between us and our manager, as further described in Note 10 to our consolidated financial statements included in our Annual Report, and (iv) as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

From time to time, we issue debt and equity securities, and, in connection with such issuances, we may enter into customary arrangements with respect to the sale and placement of securities.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of February 18, 2010 by (i) each director, (ii) each executive officer, (iii) each person known to us to beneficially own more than five percent of our Common Stock, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficially Ownership	Percent of Class (2)
Appaloosa Partners Inc. (3)	3,553,810	6.7%
Wesley R. Edens (4)(7)	3,502,941	6.4%
Kevin J. Finnerty (5)	276,411	*	%
Stuart A. McFarland (5)	26,589	*	%
David K. McKown (5)	26,589	*	%
Peter M. Miller (5)	40,849	*	%
Kenneth M. Riis (5)	614,990	1.2%
Brian C. Sigman (5)	2,170	*	%
Phillip J. Evanski (5)	71,380	*	%
Jonathan Ashley (5)	286,455	*	%
Randal A. Nardone (6)(7)	3,133,756	5.7%

All directors and executive officers as a group (10 persons)	5,269,954	9.5%

*	Denotes less than 1%.

(1)

The address of Fortress Operating Entity I LP (“FOE I”) and Fortress Operating Entity II LP (“FOE II”) and all officers and directors listed above are in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(2)	Percentage amount assumes the exercise by such persons of all options to acquire shares of Common Stock that are exercisable within 60 days of February 18, 2010, and no exercise by any other person.
(3)	c/o Appaloosa Management L.P., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Shared voting and dispositive power in respect of 3,553,810 shares of Common Stock, as stated in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010.
(4)	Includes 790,765 shares held by Mr. Edens, 1,025,729 shares held by FOE II and 1,686,447 shares issuable upon the exercise of options held by FOE I. Mr. Edens disclaims beneficial ownership of the shares held by FOE I and of the shares issuable upon the exercise of options held by FOE I except, in each case, to the extent of his pecuniary interest therein. Does not include 100,000 shares held by a charitable trust of which Mr. Edens’s spouse is sole trustee and Mr. Edens disclaims beneficial ownership of the shares held by this charitable trust. Does not include 100,000 shares held by a charitable trust of which Mr. Edens is a trustee in respect of which, however, Mr. Edens disclaims beneficial ownership.
(5)	Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 18, 2010: Riis—489,990; Sigman—2,170; Evanski—64,880; Ashley—128,144; Finnerty—2,000; McFarland—4,000; McKown—4,000; and Miller—4,000.
(6)	Includes 421,580 shares held by Mr. Nardone, 1,025,729 shares held by FOE II and 1,686,447 shares issuable upon the exercise of options held by FOE I. Mr. Nardone disclaims beneficial ownership of the shares held by FOE II and of the shares issuable upon the exercise of options held by FOE I except, in each case, to the extent of his pecuniary interest therein.
(7)	Mr. Edens and Mr. Nardone, as beneficial owners of each of FOE I and FOE II, may be considered to have, together with the other beneficial owners of FOE I and FOE II, shared voting and investment power with respect to the shares held by FOE II and the shares issuable upon the exercise of options held by FOE I.

MARKET PRICE OF AND DIVIDENDS ON THE PREFERRED STOCK AND COMMON STOCK

Preferred Stock

Prices of the Preferred Stock may fluctuate greatly and holders are urged to obtain current information with respect to the market prices for the Preferred Stock.

Series B Preferred Stock

Series B Preferred Stock is listed on the NYSE under the symbol “NCT.PRB.” As of February 18, 2010, there were 2,500,000 shares of Series B Preferred Stock outstanding. The holders of the Series B Preferred Stock are entitled to cumulative quarterly dividends equal to 9.75% of the $25.00 liquidation preference, which is equivalent to $2.4375 annually per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series B Preferred Stock:

	Stock Prices
	High	Low
2010
January 1 to February 17, 2010	$9.25	$7.80

2009
Fourth Quarter ended December 31, 2009	$9.32	$5.80
Third Quarter ended September 30, 2009	7.50	2.30
Second Quarter ended June 30, 2009	3.78	1.58
First Quarter ended March 31, 2009	3.94	0.63

2008
Fourth Quarter ended December 31, 2008	$8.48	$1.64
Third Quarter ended September 30, 2008	15.22	7.77
Second Quarter ended June 30, 2008	23.47	13.46
First Quarter ended March 31, 2008	20.50	12.01

On February 17, 2010, the closing sales price of Series B Preferred Stock on the NYSE was $9.25 per share.

Series C Preferred Stock

Series C Preferred Stock is listed on the NYSE under the symbol “NCT.PRC.” As of February 18, 2010, there were 1,600,000 shares of Series C Preferred Stock outstanding. The holders of the Series C Preferred Stock are entitled to cumulative quarterly dividends equal to 8.05% of the $25.00 liquidation preference, which is equivalent to $2.0125 annually per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series C Preferred Stock:

	Stock Prices
	High	Low
2010
January 1 to February 17, 2010	$8.95	$7.15

2009
Fourth Quarter ended December 31, 2009	$8.50	$5.39
Third Quarter ended September 30, 2009	7.79	2.12
Second Quarter ended June 30, 2009	3.15	1.41
First Quarter ended March 31, 2009	3.00	0.90

2008
Fourth Quarter ended December 31, 2008	$7.22	$1.48
Third Quarter ended September 30, 2008	11.54	6.80
Second Quarter ended June 30, 2008	14.10	11.01
First Quarter ended March 31, 2008	17.00	9.01

On February 17, 2010, the closing sales price of Series C Preferred Stock on the NYSE was $8.94 per share.

Series D Preferred Stock

Series D Preferred Stock is listed on the NYSE under the symbol “NCT.PRD.” As of February 18, 2010, there were 2,000,000 shares of Series D Preferred Stock outstanding. The holders of the Series D Preferred Stock are entitled to cumulative quarterly dividends equal to 8.375% of the $25.00 liquidation preference, which is equivalent to $2.09375 annually per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series D Preferred Stock:

	Stock Prices
	High	Low
2010
January 1 to February 17, 2010	$8.86	$7.20

2009
Fourth Quarter ended December 31, 2009	$8.49	$4.92
Third Quarter ended September 30, 2009	7.50	1.50
Second Quarter ended June 30, 2009	3.35	1.60
First Quarter ended March 31, 2009	3.00	0.84

2008
Fourth Quarter ended December 31, 2008	$7.10	$1.56
Third Quarter ended September 30, 2008	12.00	6.60
Second Quarter ended June 30, 2008	14.99	8.35
First Quarter ended March 31, 2008	16.44	8.25

On February 17, 2010, the closing sales price of Series D Preferred Stock on the NYSE was $8.86 per share.

If the Exchange Offer is successfully completed, the extent of the public market for shares of the Preferred Stock and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the shares of Preferred Stock remaining at such time, the interest in maintaining a market in the shares of Preferred Stock on the part of securities firms and other factors.

Common Stock

Prices of the Common Stock may fluctuate greatly. You are urged to obtain current information with respect to the market prices for the Common Stock. The Common Stock is listed on the NYSE under the symbol “NCT.” As of January 31, 2010, there were 52,912,513 shares of Common Stock outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock:

	Stock Prices
	High	Low
2010
January 1 to February 17, 2010	$2.48	$1.75

2009
Fourth Quarter ended December 31, 2009	$3.25	$1.30
Third Quarter ended September 30, 2009	3.94	0.49
Second Quarter ended June 30, 2009	1.25	0.55
First Quarter ended March 31, 2009	0.95	0.25

2008
Fourth Quarter ended December 31, 2008	$6.34	$0.15
Third Quarter ended September 30, 2008	8.20	4.02
Second Quarter ended June 30, 2008	10.66	6.88
First Quarter ended March 31, 2008	13.70	7.50

On February 17, 2010, the closing sales price of the Common Stock on the NYSE was $2.30 per share.

COMPARISON OF RIGHTS BETWEEN

THE PREFERRED STOCK AND THE COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of Preferred Stock and of holders of the Common Stock to be issued in the Exchange Offer. See “Description of Capital Stock” for more information on the rights of the Preferred Stock and the Common Stock. The discussion below is a summary and is qualified in its entirety by reference to our charter (including the articles supplementary establishing each series of Preferred Stock), our bylaws, applicable Maryland law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the Preferred Stock and the Common Stock.

Governing Documents

Preferred Stock: The rights of holders of Preferred Stock are set forth in our charter (including the articles supplementary establishing each series of Preferred Stock), our bylaws and Maryland law.

Common Stock: The rights of holders of Common Stock are set forth in our charter, our bylaws and Maryland law.

Dividends

Preferred Stock: Holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive, when and as authorized by our Board, out of legally available funds, cumulative preferential cash distributions at the rate of 9.75%, 8.05% and 8.375%, respectively, of the $25.00 liquidation preference per annum (equivalent to $2.4375, $2.0125 and $2.09375 per share, respectively). The annual dividend rates on the Series C Preferred Stock and the Series D Preferred Stock are subject to adjustment to 9.05% (equivalent to $2.2625 per share) for the Series C Preferred Stock and 9.375% (equivalent to $2.34375 per share) for the Series D Preferred Stock during any period of time that both (i) such series of Preferred Stock is not listed on the NYSE, the NYSE Amex or the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act. The Preferred Stock dividends are payable quarterly in arrears on January 31, April 30, July 31 and October 31 or, if not a business day, the next succeeding business day. See “Description of Capital Stock—Preferred Stock” for more information on the dividend rights of the Preferred Stock under our charter.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, including the Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board, out of legally available funds. See “Description of Capital Stock—Common Stock” for more information on the dividend rights of the Common Stock under our charter.

Ranking

Preferred Stock: With respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, each series of Preferred Stock ranks (i) senior to all classes or series of our Common Stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Preferred Stock; (ii) on a parity with each other series of Preferred Stock and all equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Preferred Stock. The term “equity securities” does not include convertible debt securities.

Common Stock: The Common Stock ranks junior with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up to all series of Preferred Stock.

Voting Rights

Preferred Stock: Holders of the Preferred Stock do not have any voting rights, except that if dividends on the Preferred Stock are in arrears for six or more quarterly periods, then holders of the Preferred Stock shall be entitled to elect two additional directors to our Board. In addition, so long as any Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of each series of the then-outstanding Preferred Stock in order to (a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects the Preferred Stock. See “Description of Capital Stock—Preferred Stock—Voting Rights” for more information on the voting rights of the Preferred Stock under our charter.

Common Stock: Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors, subject to certain provisions of our charter that restrict transfers of our stock.

Redemption

Preferred Stock:

We may, at our option, redeem the Series B Preferred Stock and, on or after October 25, 2010, the Series C Preferred Stock, and on or after March 15, 2012, the Series D Preferred Stock, as applicable, in whole or in part, at any time and from time to time, for cash at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to and including the redemption date.

We will have the option to redeem the Series C Preferred Stock or the Series D Preferred Stock, as the case may be, in whole but not in part, within 90 days of the date upon which both (i) such series of Preferred Stock ceases to be listed on the NYSE, the NYSE Amex or the NASDAQ, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, for cash at a redemption price of $25.00 per share, plus accumulated and unpaid distributions, if any, to the redemption date.

The redemption of the Preferred Stock is subject to certain restrictions. See “Description of Capital Stock—Preferred Stock—Redemption” for more information on the redemption provisions of the Preferred Stock under our charter.

Common Stock: We have no obligation or right to redeem our Common Stock except in connection with provisions in our charter that restrict ownership and transfer of our stock. See “Description of Capital Stock—Restrictions on Transfer.”

Listing

Preferred Stock: Each series of the Preferred Stock is listed on the NYSE.

Common Stock: The Common Stock is listed on the NYSE.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our capital stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, or MGCL, our charter and our bylaws.

General

Under our charter we are authorized to issue up to 500,000,000 shares of Common Stock and up to 100,000,000 shares of preferred stock, $0.01 par value per share. As of January 31, 2010, 52,912,513 shares of Common Stock are outstanding; 2,875,000 shares have been classified and designated as 9.75% Series B Cumulative Redeemable Preferred Stock, of which 2,500,000 shares are outstanding; 1,800,000 shares have been classified and designated as 8.05% Series C Cumulative Redeemable Preferred Stock, of which 1,600,000 shares are outstanding; and 2,300,000 shares have been classified as 8.375% Series D Cumulative Redeemable Preferred Stock, of which 2,000,000 are issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

All outstanding shares of our Common Stock are duly authorized, fully paid and nonassessable. Holders of our Common Stock are entitled to receive dividends when authorized by our Board out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our Common Stock possess the exclusive voting power. There is no cumulative voting in the election of directors, and directors are elected by a plurality of votes cast.

Holders of our Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of Common Stock have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

Our charter authorizes the Board to classify and reclassify any unissued shares of our Preferred Stock or Common Stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.

Our charter authorizes the Board to issue additional shares of Common Stock or Preferred Stock. We believe that the power to issue additional shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Preferred Stock or Common Stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Preferred Stock

General

Our Board may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions.

The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter, including the articles supplementary creating the Preferred Stock, which have been included as exhibits to documents filed with the Securities and Exchange Commission.

Ranking

With respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock rank (i) senior to all classes or series of our Common Stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Preferred Stock; (ii) on a parity with each other series of Preferred Stock and all equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Preferred Stock. The term “equity securities” does not include convertible debt securities.

Dividends

Holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive, when and as authorized by our Board, out of legally available funds, cumulative preferential cash distributions at the rate of 9.75%, 8.05% and 8.375%, respectively, of the $25.00 liquidation preference per annum (equivalent to $2.4375, $2.0125 and $2.09375 per share, respectively). The annual dividend rates on the Series C Preferred Stock and the Series D Preferred Stock are subject to adjustment to 9.05% (equivalent to $2.2625 per share) for the Series C Preferred Stock and 9.375% (equivalent to $2.34375 per share) for the Series D Preferred Stock during any period of time that both (i) such series of Preferred Stock is not listed on the NYSE, the NYSE Amex or the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act. The Preferred Stock dividends are payable quarterly in arrears on January 31, April 30, July 31 and October 31 or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”).

Dividends are payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by our Board for the payment of dividends that is not more than 30 nor less than 10 days prior to the distribution payment date (each, a “Dividend Record Date”).

No dividend on the Preferred Stock will be authorized, declared, paid or set apart for payment by us if such authorization, declaration, payment or setting apart for payment would violate any of our agreements or is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are authorized by our Board. Accumulated but unpaid dividends will accumulate as of the date on which they first become payable or on the date of redemption, as the case may be.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Preferred Stock and all other equity securities ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon the Preferred Stock and any other equity securities ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred Stock which may be in arrears.

Subject to certain exceptions, unless full cumulative dividends on the Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past dividend periods and the then current dividend period:

•

no dividends, other than dividends in kind of our Common Stock or other shares of our equity securities ranking junior to the Preferred Stock as to dividends and upon liquidation, may be authorized or paid or set aside for payment, and no other dividend may be authorized or made upon, our shares of Common Stock or any other shares of our equity securities ranking junior to or on a parity with the Preferred Stock as to distributions or upon liquidation (other than pro rata distributions on preferred stock ranking on a parity as to distributions with the Preferred Stock); and

•

no shares of Common Stock or any other shares of our equity securities ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for other shares ranking junior to the Preferred Stock as to dividends and amounts upon liquidation.

Holders of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Preferred Stock as described above. We will credit any dividend payment we make on the Preferred Stock against the earliest accumulated but unpaid dividend due with respect to the Preferred Stock which remains payable.

Liquidation Distribution

Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of the Preferred Stock are entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our Common Stock and any other shares of our equity securities ranking junior to the Preferred Stock as to liquidation rights. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, our assets are insufficient to make full payment of the liquidating distributions to holders of the Preferred Stock and any other shares of our equity securities ranking on a parity with the Preferred Stock as to liquidation rights, then the holders of the Preferred Stock and parity shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into another entity, the merger of another entity with or into us, a statutory share exchange by us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will in each case not be deemed to constitute a liquidation, dissolution or winding up of us.

As permitted by Maryland law, the articles supplementary creating the shares of Preferred Stock provide that the liquidation preference of outstanding shares of Preferred Stock will not be added to our total liabilities in determining whether we may make a dividend or other distribution (other than upon voluntary or involuntary dissolution) on our shares of Common Stock (or any other class or series of stock that ranks junior to the Preferred Stock with respect to liquidating distributions). Maryland does not allow a corporation to make a distribution if, in accordance with Maryland law, after giving effect to the distribution, (a) the corporation would not be able to pay its obligations as they become due in the usual course of business or (b) the corporation’s total assets would be less than its total liabilities.

Effective October 1, 2009, the distribution tests were amended by adding a new subsection which permits a distribution even if the corporation’s total assets are less than the amount necessary to satisfy the balance sheet solvency test set forth in (b) above, if the distribution is made from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A company utilizing the amended balance sheet solvency test is still required to satisfy the equity solvency test set forth in (a) above.

Redemption

We may, at our option, redeem the Series B Preferred Stock and, on or after October 25, 2010, the Series C Preferred Stock, and on or after March 15, 2012, the Series D Preferred Stock, as applicable, in whole or in part, at any time and from time to time, for cash at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to and including the redemption date.

If we redeem fewer than all of the shares of Preferred Stock, our Board will determine the number of shares to be redeemed. In such circumstances, the Preferred Stock to be redeemed generally will be selected pro rata, by lot or in another equitable manner determined by our Board.

We will have the option to redeem the Series C Preferred Stock or the Series D Preferred Stock, as the case may be, in whole but not in part, within 90 days of the date upon which both (i) such series of Preferred Stock ceases to be listed on the NYSE, the NYSE Amex or the NASDAQ, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, for cash at a redemption price of $25.00 per share, plus accumulated and unpaid distributions, if any, to the redemption date.

Notwithstanding the foregoing, unless full cumulative dividends on all shares of Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past dividend periods and the then current dividend period, we will not, subject to the exceptions described below and as otherwise provided in our charter:

•	redeem any shares of Preferred Stock unless we simultaneously redeem all shares of Preferred Stock; or

•

purchase or otherwise acquire directly or indirectly any shares of Preferred Stock or any other shares of our equity securities ranking junior to or on a parity with the Preferred Stock as to distributions or upon liquidation, except by conversion into or exchange for shares ranking junior to the Preferred Stock as to distributions and upon liquidation.

The foregoing restrictions on redemptions, purchases and other acquisitions will not prevent the redemption, purchase or acquisition by us of preferred stock of any series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to all holders of the Preferred Stock.

Notice of redemption will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. Each notice will state the place or places where the Preferred Stock is to be surrendered for payment of the redemption price.

Immediately prior to such redemption of shares of Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends to the redemption date, whether or not authorized, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Preferred Stock at the close of business on such dividend record date will be entitled to the distribution payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

The Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Voting Rights

Holders of the Preferred Stock do not have any voting rights, except that if dividends on the Preferred Stock are in arrears for six or more quarterly periods, then holders of the Preferred Stock shall be entitled to elect two additional directors to our Board. In addition, so long as any Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of each series of the then-outstanding Preferred Stock in order to (a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects the Preferred Stock.

So long as any shares of Preferred Stock remain outstanding, we may not, without the affirmative vote of holders of at least two-thirds of each outstanding series of Preferred Stock, voting separately as a class:

•

authorize, or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the outstanding Preferred Stock with respect to the payment of dividends or the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up;

•	reclassify any authorized equity securities into any such senior equity securities;

•	create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

•

amend, alter or repeal the provisions of our charter (including the articles supplementary for the Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock or the holders thereof.

However, with respect to any such amendment, alteration or repeal of the provisions of our charter (including the articles supplementary for the Preferred Stock), whether by merger or consolidation, so long as the Preferred Stock remains outstanding with the terms thereof not materially changed in any adverse respect, taking into account that, upon the occurrence of such event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Preferred Stock, the occurrence of any such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or the holders thereof. In addition, (i) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock or (ii) any increase in the amount of authorized shares of Preferred Stock or any other class or series of our preferred stock, in each case, ranking on a parity with or junior to the Preferred Stock with respect to the payment of distributions and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or our winding-up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or the holders thereof.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Preferred Stock have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion

The Preferred Stock is not convertible into or exchangeable for any of our property or securities.

Stockholder Rights Plan

Our Board has adopted a stockholder rights agreement. The adoption of the stockholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our Common Stock.

Pursuant to the terms of the stockholder rights agreement, our Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of Common Stock to stockholders of record at the close of business on October 16, 2002. In addition, one preferred stock purchase right will automatically attach to each share of Common Stock issued between the record date and the distribution date. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share, each a rights unit, of Series A Junior Participating Preferred Stock, par value $0.01 per share, the Series A Preferred Stock, at a purchase price of $70 per rights unit, the purchase price, subject to adjustment. Each share of Common Stock issued in the Exchange Offer will be entitled to a preferred stock purchase right when distributed.

Initially, the preferred stock purchase rights are not exercisable and are attached to and transfer and trade with, the outstanding shares of Common Stock. The preferred stock purchase rights will separate from the common stock and will become exercisable upon the earliest of (i) the close of business on the tenth business day following the first public announcement that an acquiring person has acquired beneficial ownership of 15% or more of the sum of the outstanding shares of Common Stock, subject to certain exceptions, the date of said announcement being referred to as the stock acquisition date, or (ii) the close of business on the tenth business day (or such later date as our Board may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming an acquiring person, the earlier of such dates being the distribution date. For these purposes, a person will not be deemed to beneficially own shares of Common Stock which may be issued in exchange for rights units. The stockholder rights agreement contains provisions that are designed to ensure that our manager and its affiliates will never, alone, be considered a group that is an acquiring person.

Until the distribution date (or earlier redemption, exchange or expiration of rights), (a) the rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after the record date will contain a notation incorporating the stockholder rights agreement by reference, and (c) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the rights associated with Common Stock represented by such certificate.

The rights are not exercisable until the distribution date and will expire ten years after the issuance thereof, on October 16, 2012, unless such date is extended or the rights are earlier redeemed or exchanged by us as described below.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of Common Stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by our Board, only shares of Common Stock issued prior to the distribution date will be issued with rights.

In the event that a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of Common Stock which our independent directors determine to be at a price which is fair and not inadequate and to otherwise be in our best interests and the best interests of our stockholders, after receiving advice from one or more investment banking firms (which offer is referred to as a “qualified offer”), each holder of a right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of rights units associated with each right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

In the event that, at any time following the stock acquisition date, (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity which acquired the shares pursuant to a qualified offer), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our Common Stock changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “triggering events.”

At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, our Board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

We may redeem the rights in whole, but not in part, at a price of $0.01 per right (payable in cash, Common Stock or other consideration deemed appropriate by our Board) at any time until the earlier of (i) the close of business on the tenth business day after the stock acquisition date, or (ii) the expiration date of the rights agreement. Immediately upon the action of our Board ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

The rights agreement may be amended by our Board in its sole discretion at any time prior to the distribution date. After the distribution date, subject to certain limitations set forth in the rights agreement, our Board may amend the rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders (excluding the interests of an acquiring person or its associates or affiliates). The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Common Stock, other securities of ours, other consideration or for common stock of an acquiring company or in the event of the redemption of the rights as set forth above.

A copy of the rights agreement is available from us upon written request. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to our Annual Report.

Restrictions on Transfer

For us to qualify as a REIT under the Internal Revenue Code (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Code do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 8% in value of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, capital stock in excess of a percentage limit established by the Board for such person.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT.

Our Board, in its sole discretion, may exempt a person from these limits. However, the Board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the Board for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the Trust. The Board may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (the “Trust”), and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in Trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the

Trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW

AND OF OUR CHARTER AND BYLAWS

Classification of the Board

Our bylaws provide that the number of our directors may be established by the Board but may not be fewer than one nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board.

Pursuant to our charter, the Board is divided into three classes of directors. The current terms of the first, second and third classes will expire in 2012, 2010 and 2011, respectively. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors is elected by the stockholders. We believe that classification of the Board helps to assure the continuity and stability of our business strategies and policies as determined by the Board. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of the Company, even though the tender offer or change in control might be in the best interest of the stockholders.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing the Board to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Limitation of Liability

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter provides for elimination of the personal liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

Maryland Business Combination Statute

The Maryland General Corporation Law establishes special requirements for certain “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable. “Business combinations” include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is any person who beneficially owns 10% or more of the voting power of the outstanding voting stock or is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date on which interested stockholder status is determined, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock. Among other things, the law prohibits any business combination between us and an interested stockholder or an affiliate of an interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder unless the Board approved in advance the transaction in which the person became an interested stockholder. The Board may provide that its approval is subject to compliance with any terms and conditions determined by the Board.

The business combination statute requires payment of a fair price to stockholders to be determined as set forth in the statute or a supermajority stockholder approval of any transactions between us and an interested stockholder after the end of the five-year period. This approval means that the transaction must be recommended by the Board and approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•

66 2/3% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

The business combination statute restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of the Board even if such a transaction would be beneficial to stockholder.

The Board has exempted any business combination with any person from the business combination statute, so long as the Board first approves such business combination.

Maryland Control Share Acquisition Statute

The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by 66 2/3% of the votes entitled to be cast on the matter. The acquiring person, officers and directors who are also employees of our manager are not entitled to vote on the matter. “Control shares” are shares of stock that, taken together with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors in one of the following ranges: 10% or more but less than 33 1/3%; 33 1/3% or more but less than 50%; or 50% or more. Control shares do not include shares of stock that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made (or proposes to make) a control share acquisition and who satisfies certain conditions (including agreeing to pay the expenses of the meeting) may compel the Board to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•	the last control share acquisition by the acquiring person; or

•	any meeting where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that stockholders would be able to require us to redeem shares of our stock from them for fair value. For this purpose, the fair value may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction or acquisitions of shares approved or exempted by our charter or our bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that the Board will not amend or eliminate this provision in the future. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Transfer Agent and Registrar

American Stock Transfer and Trust Company, LLC, Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, New York, 11219, is the transfer agent and registrar for our Common Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. Its telephone number is (877) 248-6417 (toll-free).

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase of our Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (shares of such Preferred Stock, collectively, the “Preferred Shares,” and such purchase, the “Purchase”) for Common Stock and cash, and the payment of dividends in arrears with respect to the Preferred Shares (the “Arrearage Distribution”).

For purposes of this section under the heading “Certain Federal Income Tax Considerations,” references to “Newcastle,” “we,” “our” and “us” mean only Newcastle Investment Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Department of the Treasury, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that we will operate Newcastle and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only, and is not tax advice. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular holder in light of its investment or tax circumstances, or, except to the extent described below, to holders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold Preferred Shares on behalf of another person as nominee;

•	persons who receive Preferred Shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding Preferred Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that holders hold their Preferred Shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our Preferred Shares depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of holding our Preferred Shares will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences of the Arrearage Distribution and the Purchase to you in light of your particular investment or tax circumstances.

For purposes of this discussion, a “U.S. Holder” is any of the following:

•	a citizen or resident of the United States,

•	a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

A “Non-U.S. Holder” is any individual, corporation, estate, or trust that is not a U.S. Holder. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes (whether or not such entity is organized under foreign law), holds our Preferred Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Arrearage Distribution and the Purchase.

The Arrearage Distribution

Taxation of U.S. Holders

The Arrearage Distribution will generally be taken into account by U.S. Holders as ordinary income to the extent that the Arrearage Distribution is paid out of our current or accumulated earnings and profits (determined under U.S. federal income tax procedures) and to the extent that we do not designate a portion of the Arrearage Distribution as a capital gain dividend. Any portion of the Arrearage Distribution will generally not be eligible for the dividends received deduction for corporations. With limited exceptions, any portion of the Arrearage Distribution that is treated as a dividend will not be eligible for taxation at the preferential income tax rates (15% maximum federal rate) for qualified dividends received from taxable C corporations by U.S. Holders that are individuals, trusts or estates.

If we designate all or any part of the Arrearage Distribution as a capital gain dividend, such portion will generally be taxed to U.S. Holders as a long term capital gain, to the extent such portion, when combined with other distributions that we designate as capital gain dividends during the taxable year, does not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Holder has held its stock. Long term capital gains with respect to the Arrearage Distribution will generally be taxable at maximum federal rates of 15% in the case of U.S. Holders that are individuals, trusts and estates, and 35% in the case of U.S. Holders that are corporations. If any portion of the Arrearage Distribution designated as a capital gain dividend is attributable to the sale of depreciable real property held for more than 12 months, such portion is subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of our previously claimed depreciation deductions.

In determining the extent to which the Arrearage Distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to the Arrearage Distribution, and only then will any remaining earnings and profits be allocated to distributions, if any, on our Common Stock. If we have net capital gains and designate some or all of the Arrearage Distribution and other distributions as capital gain dividends, the capital gain dividends will be allocated among the Arrearage Distribution and the distributions, if any, on our Common Stock in proportion to the allocation of earnings and profits as described above.

If, as we anticipate, the Arrearage Distribution exceeds our current and accumulated earnings and profits (determined under U.S. federal income tax procedures), the Arrearage Distribution will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent such U.S. Holder’s portion of such Arrearage Distribution in excess of our earnings and profits does not exceed the adjusted tax basis of such U.S. Holder’s Preferred Shares. Rather, the distribution will reduce the adjusted tax basis of the U.S. Holder’s Preferred Shares, and as a result, such U.S. Holder will recognize additional gain or a smaller loss when such shares are sold. To the extent that the Arrearage Distribution exceeds the sum of a U.S. Holder’s proportionate share of our earnings and profits plus such U.S. Holder’s adjusted tax basis in its Preferred Shares, the U.S. Holder generally must include such excess in income as long term capital gain, or short term capital gain if the Preferred Shares have been held for one year or less.

If any excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any U.S. Holder of Preferred Shares, that income will be taxable as ordinary income in the hands of the U.S. Holder and would not be offset by any net operating losses of the U.S. Holder that would otherwise be available. As required by IRS guidance, we intend to notify our holders if a portion of the Arrearage Distribution is attributable to excess inclusion income.

Taxation of Non-U.S. Holders

Ordinary Dividend Treatment. The portion of the Arrearage Distribution received by Non-U.S. Holders that is (i) payable out of our earnings and profits, (ii) not attributable to our capital gains, and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the Non-U.S. Holder. Accordingly, we will withhold at a rate of 30% on any portion of the Arrearage Distribution that is paid to a Non-U.S. Holder and attributable to that Non-U.S. Holder’s share of our excess inclusion income. As required by IRS guidance, we intend to notify our holders if a portion of the Arrearage Distribution is attributable to excess inclusion income.

In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Preferred Shares. In cases where the dividend income from a Non-U.S. Holder’s investment in our Preferred Shares is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

Non-Dividend Distribution Treatment. If, as we anticipate, the Arrearage Distribution is not made from our current and accumulated earnings and profits, a Non-U.S. Holder’s portion of such Arrearage Distribution will generally represent a return of capital to the extent of the adjusted tax basis of such Non-U.S. Holder’s Preferred Shares, and will not be taxable to a Non-U.S. Holder. The Arrearage Distribution will reduce the adjusted tax basis of the Non-U.S. Holder’s Preferred Shares (but not below zero), and as a result, a Non-U.S. Holder will recognize additional gain or a smaller loss when such shares are sold.

To the extent that the Arrearage Distribution exceeds the sum of a Non-U.S. Holder’s proportionate share of our earnings and profits plus such Non-U.S. Holder’s adjusted tax basis in its Preferred Shares, such excess will generally be treated as gain from the sale or disposition of the Preferred Shares. If our Preferred Shares constitute United States real property interests (“USRPIs”), as described below, such gain will be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the Arrearage Distribution exceeds the Non-U.S. Holder’s share of our earnings and profits, without regard to the Non-U.S. Holder’s adjusted tax basis in its shares. If our Preferred Shares are not USRPIs, as described below, then the capital gain recognized by a Non-U.S. Holder with respect to the Arrearage Distribution will be taxable in the United States only in one of two cases: (i) if the Non-U.S. Holder’s investment in our Preferred Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Our Preferred Shares will not be treated as USRPIs if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI at the time of either the Arrearage Distribution or the Purchase.

Even if the foregoing 50% test is not met, our Preferred Shares nonetheless will not constitute USRPIs if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically controlled qualified investment entity. No assurance can be given that we will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Preferred Shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, gain recognized by a Non-U.S. Holder in connection with an Arrearage Distribution that is subject to Non-Dividend Distribution Treatment as described above nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the Non-U.S. Holder receiving such Arrearage Distribution held 5% or less of the class of Preferred Shares at all times during a specified testing period. Our Preferred Shares are publicly traded on an established securities market, and we expect that the Preferred Shares will continue to be “regularly traded” until the time of the Arrearage Distribution and the Purchase.

Withholding on an Arrearage Distribution that is subject to Non-Dividend Distribution Treatment as described above will depend upon: (i) our ability to determine that such Arrearage Distribution exceeds our earnings and profits; and (ii) if we can determine that the Arrearage Distribution exceeds our earnings and profits, whether our Preferred Shares are USRPIs, as described above. Because we will be unable to determine at the time of the Arrearage Distribution that our Preferred Shares are not USRPIs and that the Arrearage Distribution will exceed our current and accumulated earnings and profits, we will withhold U.S. tax on the full amount of the Arrearage Distribution at the rate applicable to ordinary dividends as described above. In that regard, it should be noted that reduced treaty rates and other exemptions are not available to the extent that a distribution is attributable to excess inclusion income allocable to a recipient Non-U.S. Holder. Accordingly, we will withhold at a rate of 30% on any portion of the Arrearage Distribution that is paid to a Non-U.S. Holder and attributable to that Non-U.S. Holder’s share of our excess inclusion income. As required by IRS guidance, we intend to notify our holders if a portion of the Arrearage Distribution is attributable to excess inclusion income.

A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amount of tax withheld exceeds the amount of tax payable by such Non-U.S. Holder.

Capital Gain Dividends. Under FIRPTA, to the extent that the Arrearage Distribution is attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), the Arrearage Distribution will, except as described below, be treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the amount of the distribution that is attributable to net USRPI capital gains. The Arrearage Distribution will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, provided that (i) the Preferred Shares are regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. Holder does not own more than 5% of the class of Preferred Shares at any time during the year ending on the date on which the Arrearage Distribution is received. In such case, the portion of the Arrearage Distribution that is received by such Non-U.S. Holder would be treated as an ordinary dividend with respect to such Non-U.S. Holder. See “—Taxation of Non-U.S. Holders—Ordinary Dividend Treatment.” We anticipate that our Preferred Shares will be “regularly traded” on an established securities exchange located in the United States until the time of the Arrearage Distribution and the Purchase.

Capital gain dividends received by a Non-U.S. Holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the tax year and has a “tax home” in the United States, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains.

Notwithstanding the foregoing, we do not anticipate having any USRPI capital gains or other capital gains in 2009.

Participation in the Exchange Offer

Taxation of U.S. Holders

The exchange of Preferred Shares for common stock and cash pursuant to the Exchange Offer constitutes a recapitalization within the meaning of section 368(a)(1)(E) of the Code. Accordingly, except as described above with respect to the Arrearage Distribution, and as described below with respect to the receipt of cash, no gain or loss will be recognized on the Purchase. A U.S. Holder will recognize gain to the extent that the sum of the fair market value of the common stock plus cash received in the Purchase exceeds the U.S. Holder’s adjusted tax basis, determined after taking into account the Arrearage Distribution (as described above under “The Arrearage Distribution—Taxation of U.S. Holders”), in the Preferred Shares, but only to the extent of the cash received in the Purchase. Generally, any gain recognized on the Purchase will be treated as capital gain, and will be long-term capital gain if the U.S. Holder has held the Preferred Shares as a capital asset for more than one year. In general, capital gains recognized by individuals, trusts and estates upon the Purchase will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35%) if the stock is held for one year or less. Gains recognized by U.S. Holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long term capital gains. Capital losses cannot be recognized in connection with a recapitalization.

A U.S. Holder will have an aggregate tax basis in the common stock equal to the U.S. Holder’s tax basis in the Preferred Shares exchanged therefor, decreased by the amount of cash received in the Purchase, and increased by the amount of gain, if any, recognized by the U.S. Holder on the Purchase. Such U.S. Holder’s holding period for such common stock will include the period during which such holder held the Preferred Shares. Special considerations apply to U.S. Holders that have acquired different blocks of Preferred Shares at different times or at different prices, or otherwise have varying holding periods and bases with respect to different blocks of Preferred Shares. Such U.S. Holders should consult their tax advisors regarding the allocation of their aggregate basis among and their holding period of any common stock received.

If a U.S. Holder of Preferred Shares owns at least 5% (by vote or value) of our total outstanding stock immediately before the Purchase, or if such U.S. Holder’s Preferred Shares have an aggregate adjusted basis of $1,000,000 or more, such U.S. Holder will be required to file with the U.S. Holder’s U.S. federal income tax return for the taxable year in which the Purchase occurs a statement setting forth certain information relating to the Purchase, including the date of the Purchase, the fair market value and basis of the U.S. Holder’s Preferred Shares immediately before the Purchase, and our employer identification number.

Taxation of Non- U.S. Holders

Provided that our Preferred Shares do not constitute USRPIs as described above under “The Arrearage Distribution—Taxation of Non-U.S. Holders—Non-Dividend Distribution Treatment,” a Non-U.S. Holder of our Preferred Shares will not be subject to federal income tax on the Purchase.

If our Preferred Shares constitute USRPIs with respect to a Non-U.S. Holder at the time of the Purchase, then, if certain filing and other FIRPTA-related requirements are satisfied, a Non-U.S. Holder will be subject to the same federal income tax consequences as a U.S. Holder as described above. If such requirements are not satisfied, however, the Purchase will be treated as a taxable exchange of Preferred Shares for common stock and cash. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be) on the excess, if any, of the fair market value of such Non-U.S. Holder’s common stock, and any cash received, over such Non-U.S. Holder’s adjusted basis in its Preferred Shares. Collection of such tax will be enforced by a refundable withholding tax at a rate of 10% of the value of the common stock and cash.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders of shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Exchange Offer or in the letters of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the shares of Preferred Stock outstanding as of the date of this Offer to Exchange were issued in an offering that was registered pursuant to the Securities Act. The issuance of Common Stock upon exchange of the Preferred Stock is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Because all outstanding shares of Preferred Stock were registered under the Securities Act, we expect that all of our Common Stock issued in the Exchange Offer to persons not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. Any Common Stock issued in the Exchange Offer to persons or entities who are affiliated with us will not be freely tradable and any resale would have to be registered under the Securities Act, or comply with applicable exemptions under the securities laws, which may include Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any Offer to Exchange we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

Our internet website address is www.newcastleinv.com. We make available free of charge, through our internet website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in or accessible from our internet website is not part of this Offer to Exchange unless specifically incorporated by reference herein.

This Offer to Exchange incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 19, 2010;

•	the description of the Series B Preferred Stock set forth in Exhibit 3.3 to our Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed on May 13, 2003;

•	the description of the Series C Preferred Stock set forth in Exhibit 3.3 to our Current Report on Form 8-K, filed on October 25, 2005; and

•	the description of the Series D Preferred Stock set forth in Exhibit 3.1 to our Registration Statement on Form 8-A, filed on March 14, 2007.

Any documents we file pursuant to 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange and prior to the expiration of the Exchange Offer to which this Offer to Exchange relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this Offer to Exchange and to be part hereof from the date of filing those documents.

We have not authorized anyone to give any information or make any representation about the Exchange Offer that is different from, or in addition to, that contained in this Offer to Exchange. Therefore, you should not rely on any other information. If you are in a jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Offer to Exchange are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Offer to Exchange does not extend to you. The information contained in this Offer to Exchange speaks only as of the date of this Offer to Exchange unless the information specifically indicates that another date applies.

The Depositary for the Exchange Offer is:

American Stock Transfer and Trust Company

By Mail or Overnight Courier:	By Hand:
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219

Toll free: (877) 248-6417

The Information Agent for this Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Collect: (212) 269-5550

Toll free: (800) 628-8536